Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

BP 280 PARK AVENUE LLC

as Seller,

and

ISTITHMAR BUILDING FZE

as Purchaser

Dated: April 25, 2006

Premises:

280-290 Park Avenue

New York, New York

TABLE OF CONTENTS

		Page
	ARTICLE I.

	Sale of Property
1.1.	Sale	1
1.2.	Excluded Property	3

	ARTICLE II.

	Purchase Price
2.1.	Purchase Price	3

	ARTICLE III.

	Deposit
3.1.	Deposit	3
3.2.	Application of Deposit	4
3.3.	Escrow Agent	5

	ARTICLE IV.

	Closing, Prorations and Closing Costs
4.1.	Closing	6
4.2.	Prorations	7
4.3.	Transfer Taxes	14
4.4.	Sales Taxes	15
4.5.	Closing Costs	15

	ARTICLE V.

	Title and Survey Matters
5.1.	Title	15
5.2.	Violations	19

	ARTICLE VI.

	Representations and Warranties of Seller
6.1.	Seller’s Representations	19

i

6.2.	Seller’s Knowledge	23
6.3.	Purchaser’s Agreement Regarding Seller’s Representations	23
6.4.	Survival.	23
6.5.	Change in Representation/Waiver	23
6.6.	Limitation of Liability	23
6.7.	“AS IS” Sale	24

	ARTICLE VII.

	Representations and Warranties of Purchaser
7.1.	Authority	24
7.2.	Bankruptcy or Debt of Purchaser	24
7.3.	No Financing Contingency	24
7.4.	Purchaser’s Acknowledgment	25
7.5.	Purchaser’s Agreement Regarding Seller’s Representations	25
7.6.	Patriot Act.	26
7.7.	Bankers Trust Agreement	26

	ARTICLE VIII.

	Seller’s Interim Operating Covenants
8.1.	Operations	27
8.2.	Maintain Insurance	27
8.3.	Personal Property	27
8.4.	Tenant Leases	27
8.5.	Contracts	28
8.6.	Tax Appeal Proceedings.	28
8.7.	Notices of Violation	29
8.8.	Access	29
8.9.	Permits and Licenses	29
8.10.	Capital Improvements	29

	ARTICLE IX.

	Closing Conditions
9.1.	Conditions to Obligations of Seller	30
9.2.	Conditions to Obligations of Purchaser	31

	ARTICLE X.

	Closing
10.1.	Seller’s Closing Obligations	31
10.2.	Purchaser’s Closing Obligations	35

	ARTICLE XI.

	Risk of Loss
11.1.	Casualty	36
11.2.	Condemnation	37
11.3.	General Obligations Law	39

	ARTICLE XII.

	Default
12.1.	Default by Seller	39
12.2.	Default by Purchaser	39

	ARTICLE XIII.

	Brokers
13.1.	Brokerage Indemnity	40

	ARTICLE XIV.

	Publication
14.1.	Publication	40

	ARTICLE XV.

	Employee Matters
15.1.	Employees	40

	ARTICLE XVI.

	Miscellaneous
16.1.	Notices	41
16.2.	Governing Law; Venue	42
16.3.	Headings	42
16.4.	Business Days	42
16.5.	Counterpart Copies	43
16.6.	Binding Effect	43
16.7.	Successors and Assigns	43
16.8.	Assignment	43
16.9.	Interpretation	43
16.10.	Entire Agreement	43

16.11.	Severability	44
16.12.	Survival	44
16.13.	Exhibits	44
16.14.	Limitation of Liability	44
16.15.	Prevailing Party	44
16.16.	Real Estate Reporting Person	44
16.17.	No Recording	44
16.18.	No Other Parties	45
16.19.	Waiver of Trial by Jury	45
16.20.	Cooperation	45

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	–	Land
Exhibit B	–	Existing Leases
Exhibit C	–	Form of Deed
Exhibit D	–	Form of Assignment and Assumption of Leases
Exhibit E	–	Form of Assignment and Assumption of Contracts
Exhibit F	–	Form of Seller’s Letter to Tenants
Exhibit G	–	Form of Seller’s Bring-Down Certificate
Exhibit H	–	Form of Bill of Sale
Exhibit I	–	Form of FIRPTA Certificate
Exhibit J	–	Form of Non-Multiple Dwelling Affidavit
Exhibit K	–	Form of Purchaser’s Bring-Down Certificate
Exhibit L	–	Form of Standard Estoppel Certificate
Exhibit M	–	Surviving Bankers Trust Provision
Exhibit N	–	Guaranty Agreement
Exhibit O	–	Management and Leasing Services Agreement
Exhibit P	–	Form of Master Lease

Schedules:

Schedule 1.1.7	–	Existing Contracts
Schedule 1.2.3	–	Excluded Property
Schedule 4.2.6	–	Security Deposits
Schedule 4.2.7(i)	–	Leasing Commissions
Schedule 4.2.7(ii)	–	Tenant Allowances
Schedule 4.2.13	–	Revenue Support Payments
Schedule 5.1.3	–	Permitted Exceptions
Schedule 6.1.4(ii)	–	Tenant Claims
Schedule 6.1.4 (iv)	–	Brokerage Agreements
Schedule 6.1.4 (v)	–	Rent Arrearages
Schedule 6.1.4(vi)	–	Tenant Defaults
Schedule 6.1.8	–	Condemnation
Schedule 6.1.9	–	Tax Appeals
Schedule 6.1.10	–	Employees
Schedule 6.1.11	–	Litigation
Schedule 6.1.14	–	Insurance Policies
Schedule 6.1.17	–	Operating Statements for 2003, 2004, 2005 & 2006
Schedule 8.10	–	Capital Plan

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of April, 2006, by and between BP 280 PARK AVENUE LLC, a Delaware limited liability company (“Seller”) and ISTITHMAR BUILDING FZE, a Jebel Ali Free Zone establishment incorporated in Dubai under Implementing Regulations 1/92 issued under Emirate of Dubai Law 9 of 1992 (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Sale of Property

1.1. Sale. Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to, the following:

1.1.1. Those certain parcels of real property lying and being situated in the City of New York, County of New York and State of New York and being more particularly described on Exhibit A attached hereto (the “Land”);

1.1.2. All buildings, structures and improvements now or hereafter erected or situated on the Land or any portion thereof (the “Improvements”);

1.1.3. Any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land or any portion thereof, to the center line thereof, and any strips and gores adjacent to the Land or any portion thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land and Improvements or any portion thereof by reason of any change of grade of any street;

1.1.4. All rights, privileges, grants and easements appurtenant to Seller’s interest in the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all development rights, easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements, grants and appurtenances are sometimes collectively referred to herein as the “Real Property”);

1.1.5. To the extent in effect on the Closing Date, all leases, licenses and other use and occupancy agreements (including all amendments, modifications and supplements thereto) entered into by Seller or its predecessor in interest covering offices, stores and other spaces at or within the Improvements which are (a) in effect as of the date hereof and listed on Exhibit B hereof (collectively, the “Existing Leases”) and (b) entered into by Seller after the date hereof in accordance with the terms of this Agreement (collectively, the “New Leases”) (the Existing Leases and the New Leases are referred to herein as, collectively, the “Leases”) and, subject to Section 4.2.6 below, the security deposits and any letters of credit delivered under such Leases which have not been applied or drawn upon in accordance with the provisions of such Leases and this Agreement, any guarantees of such Leases and all agreements for the payment of any leasing brokerage commissions in connection with the Leases and this Agreement;

1.1.6. Subject to Section 1.2.4 hereof, all fixtures, equipment and personal property, if any, owned by Seller and used principally in connection with the management, maintenance or operation of the Improvements and located at the Real Property as of the date hereof, and all inventory used principally in connection with the management, maintenance or operation of the Improvements owned by Seller and located on the Real Property on the date of Closing (the “Personal Property”);

1.1.7. All (i) service contracts, utility agreements, maintenance agreements and other contracts or agreements (a) currently in effect with respect to the Property (as hereinafter defined) and listed on Schedule 1.1.7 hereof (collectively, the “Existing Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (collectively, the “New Contracts”; the Existing Contracts and New Contracts are referred to herein as, collectively, the “Contracts”), if any, and (ii) guarantees, licenses, approvals, certificates, permits, consents, authorizations, certificates of occupancy, variances and warranties relating to the Property (collectively, the “Permits and Licenses”), all to the extent assignable (the Contracts and the Permits and Licenses are sometimes hereinafter collectively referred to as the “Intangible Property”);

1.1.8. All plans, specifications and drawings used in connection with the Land and Improvements which are in Seller’s (or Seller’s property manager’s) possession or under Seller’s control (the “Plans”); and

1.1.9. All available tenant lists, lease files, correspondence, documents, booklets, manuals, property records and promotional and advertising materials concerning the Real Property, the Leases, the Personal Property or the Intangible Property or used in connection therewith, or any part thereof, to the extent any of the foregoing are located at the Improvements or at Seller’s property manager’s office or otherwise in Seller’s possession or control, and shall specifically exclude any internal books and records of Seller maintained at any of Seller’s offices, internal and external appraisals of the Property and any other privileged or proprietary information not otherwise in the possession of Seller’s property manager (the “Books and Records”).

(The Real Property, the Leases, the Personal Property, the Intangible Property, the Plans, the Books and Records and the foregoing other property interests held by Seller in connection with the management, maintenance or operation of the Real Property are sometimes collectively hereinafter referred to as the “Property”).

1.2. Excluded Property. Seller shall not sell, assign, transfer or deliver to Purchaser and Purchaser shall not purchase, acquire or accept from Seller:

1.2.1. Except as expressly set forth in this Agreement, all rights and interests and obligations of Seller as owner of the Property arising prior to the Closing (including, without limitation, tax refunds, casualty and condemnation proceeds, tenant security deposits applied in accordance with the terms of this Agreement, utility deposits and rental arrearages) and attributable to periods prior to the Closing;

1.2.2. Except as expressly set forth in this Agreement, any existing cause of action or claim of Seller, except to the extent that any such action or claim relates to or covers periods after the Closing; and

1.2.3. All fixtures, equipment and personal property described in Schedule 1.2.3 hereof.

ARTICLE II.

Purchase Price

2.1. Purchase Price. The purchase price for the Property shall be ONE BILLION TWO HUNDRED MILLION DOLLARS ($1,200,000,000) (the “Purchase Price”). No portion of the Purchase Price is attributable to the Personal Property. The Purchase Price, net of all prorations as provided for herein, shall be paid by Purchaser as follows:

(i)	FIFTY MILLION DOLLARS ($50,000,000) of the Purchase Price (the “Deposit”) shall be deposited with Skadden, Arps, Slate, Meagher & Flom LLP (the “Escrow Agent”) by wire transfer of immediately available federal funds simultaneously with the execution and delivery of this Agreement by Purchaser; and

(ii)	The balance of the Purchase Price (the “Balance of the Purchase Price”) shall be paid on the Closing Date by wire transfer of immediately available federal funds to or as directed by Seller.

The Deposit shall be held in escrow and shall be payable in accordance with Article III hereof.

ARTICLE III.

Deposit

3.1. Deposit. Concurrently with the execution of this Agreement, Purchaser shall deposit with the Escrow Agent the Deposit, the receipt of which shall be acknowledged by Escrow Agent’s execution hereof. Seller acknowledges that Purchaser has as of the date hereof commenced a wire transfer of funds to Escrow Agent in the amount of the Deposit. Notwithstanding anything contained herein to the contrary, if Escrow Agent has not received the

Deposit by 9:00 a.m. (EST) on May 2, 2006, then Escrow Agent shall send written notice to each of Seller and Purchaser, and Seller shall have the right, exercisable by 5:00 p.m. (EST) on May 3, 2006 to terminate this Agreement upon written notice to Purchaser (a “Termination Notice”), which such termination shall be effective as of 5:00 p.m. (EST) on May 8, 2006 (unless prior to such time Purchaser shall have delivered the Deposit to Escrow Agent), and to recover the Deposit from the Purchaser as liquidated damages for Purchaser’s failure to fund the Deposit in a timely manner, in which case this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for (i) Purchaser’s obligation to pay liquidated damages to Seller in an amount equal to the Deposit, and (ii) such provisions which are expressly provided in this Agreement to survive the termination hereof. The Deposit and Interest accrued thereon shall be held in escrow, and not in trust, by the Escrow Agent in a segregated interest bearing escrow account at Citibank, N.A. The Escrow Agent shall pay the Deposit to Seller at the Closing as provided herein.

3.2. Application of Deposit.

3.2.1. If the Closing occurs as contemplated hereunder, then the Deposit shall be paid to Seller and the interest on the Deposit (“Interest”), if any, shall be paid to the Purchaser.

3.2.2. In the event that the Closing does not occur as contemplated hereunder because of a default by Purchaser under this Agreement and following termination of the Agreement in accordance with the terms hereof, the Deposit and all Interest shall be paid to and retained by Seller.

3.2.3. In the event that the Closing does not occur as contemplated hereunder because of a default by Seller under this Agreement, or in the event that any of the conditions set forth in Section 9.2 hereof are not satisfied and Purchaser elects to terminate this Agreement as a result thereof, the Deposit and all Interest shall be paid to and retained by Purchaser.

3.2.4. The party receiving such Interest shall pay any income taxes thereon. Seller represents and warrants that Seller’s tax identification number is 04-3372948. Purchaser shall provide Seller and Escrow Agent with Form W-8BEN at Closing.

3.2.5. If either party makes a demand upon the Escrow Agent for delivery of the Deposit and Interest, the Escrow Agent shall give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within ten (10) business days after the giving of notice by the Escrow Agent, the Escrow Agent is hereby authorized to deliver the Deposit and all Interest to the party who made the demand. If the Escrow Agent receives a notice of objection within said ten (10) business day period, or if for any other reason the Escrow Agent in good faith elects not to deliver the Deposit and the Interest, then the Escrow Agent shall have the right, at its option, to either continue to hold the Deposit and thereafter pay it to the party entitled thereto when the Escrow Agent receives (i) a notice from the objecting party withdrawing the objection, (ii) a notice signed by both parties directing disposition of the Deposit and Interest or (iii) a final judgment or order of a court of competent jurisdiction or deposit the same with a court of competent jurisdiction in the State of

New York, City of New York in connection with institution by Escrow Agent of an action in interpleader and Escrow Agent shall rely upon the decision of such court or a written statement executed by both Seller and Purchaser setting forth how the Deposit and Interest should be released.

3.3. Escrow Agent. The parties further agree that:

3.3.1. The Escrow Agent is executing this Agreement to acknowledge the Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by the Escrow Agent shall be effective as to the parties thereto, but shall not be binding on the Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.

3.3.2. The Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;

3.3.3. The Escrow Agent shall not be bound in any way by any other agreement or understanding between the parties hereto, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent is given in writing.

3.3.4. The Escrow Agent’s sole duties and responsibilities shall be to hold and disburse the Deposit and Interest accrued thereon in accordance with this Agreement.

3.3.5. The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence or willful misconduct of the Escrow Agent.

3.3.6. Upon the disbursement of the Deposit and Interest accrued thereon in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement.

3.3.7. The Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Deposit and Interest accrued thereon to such successor escrow agent. From and after such resignation and the delivery of the Deposit and Interest accrued thereon to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Deposit and Interest accrued thereon with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

3.3.8. Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including attorneys’ fees, expenses and court costs) by reason of the Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct.

3.3.9. Subject to the provisions of Section 3.2.5, in the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the parties in and to, or the disposition of, the Deposit, the Escrow Agent shall have the right to (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit in an appropriate court of law, following which the Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Deposit.

3.3.10. The Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

3.3.11. The parties hereto represent that prior to the negotiation and execution of this Agreement they were advised that the Escrow Agent was representing Seller as such party’s attorney in connection with this Agreement and the transaction referred to herein and the parties hereto covenant that they shall not object, on the grounds of conflict of interest or otherwise, to the Escrow Agent continuing to act as the attorney for Seller in connection with this Agreement and the transaction contemplated herein, or to act as Seller’s attorney in connection with any dispute in connection herewith or any other matter, as well as act as the Escrow Agent hereunder; provided, however, that the Escrow Agent deposits the Deposit with a court of competent jurisdiction or transfers the Deposit and all accrued Interest thereon to a mutually agreeable substitute escrow agent.

ARTICLE IV.

Closing, Prorations and Closing Costs

4.1. Closing. The closing of the purchase and sale of the Property (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square,

New York, New York, 10036, or, at Purchaser’s election, at the New York office of the counsel for Purchaser’s lender, at 10:00 a.m. local time on May 25, 2006 (such date, or the date Seller sets for the Closing if Seller shall elect to adjourn the Closing pursuant to the terms of this Agreement, or the date to which Purchaser adjourns the Closing in accordance with the provisions of this Section 4.1, is herein referred to as the “Scheduled Closing Date”). Each of Seller and Purchaser shall have the right to adjourn the date of Closing from time to time but in no event later than June 6, 2006 (the “Outside Closing Date”), TIME BEING OF THE ESSENCE as to Purchaser’s obligation to close by such date, by written notice to Seller given on or before the originally Scheduled Closing Date. The date on which the Closing occurs shall be hereinafter referred to as the “Closing Date”. In order to facilitate the timely and expeditious closing of title and the payment of the Purchase Price on the Closing Date, Seller and Purchaser shall conduct and complete a comprehensive pre-closing on the business day prior to the Closing Date.

4.2. Prorations . All matters involving prorations, credits or adjustments to be made in connection with the Closing and not specifically provided for in another section of this Agreement shall be adjusted in accordance with this Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of 11:59 P.M. on the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date. Notwithstanding the foregoing, in the event that the Purchase Price is not disbursed to or as directed by Seller on or before 3:00 p.m. (eastern time) on the Closing Date, then, for purposes of this Section 4.2, the Closing shall be deemed to have occurred on the next business day and all adjustments shall be recomputed accordingly. Except as otherwise set forth herein, all prorations shall be done in accordance with the customs with respect to title closings recommended by The Real Estate Board of New York, Inc. All prorations and closing payments shall be made on the basis of a closing statement approved in writing by Purchaser and Seller as hereinafter set forth. If, subsequent to the Closing, Seller receives any rental checks from any Tenants made payable to Seller which relate to the period subsequent to the Closing, Seller shall endorse such checks to the payment of Purchaser and promptly deliver the same to Purchaser.

Not later than five (5) business days prior to the Closing Date, Seller will deliver to Purchaser a proposed “Proration Statement” which shall contain per diem amounts of all closing amounts to be prorated. Not later than three (3) business days prior to the Closing Date, Purchaser shall deliver to Seller a written statement of objection or agreement to such Proration Statement. Not later than two (2) business days prior to the Closing Date, Purchaser and Seller shall meet for the purpose of agreeing to and finalizing the Proration Statement, each of Purchaser and Seller hereby agree to act reasonably and in good faith in such discussions and determinations.

The following items shall be prorated:

4.2.1. Real Estate and Property Taxes. Real estate and personal property taxes, business improvement district assessments and charges, vault charges and special assessments, if any. Seller shall pay all real estate and personal property taxes, business improvement district assessments and charges, vault charges and special assessments attributable to the Property through, but not including, the Closing Date. If the tax rate, assessment and/or assessed value for any of the foregoing items has not been set for the tax period in which the Closing occurs, then the proration of such items shall be based upon the rate, assessment and/or assessed value for the immediately preceding tax period and such proration shall be adjusted (within one year after the Closing Date but subject to the rights of Seller and Purchaser under Section 8.6 hereof) in cash between Seller and Purchaser promptly upon presentation of written evidence that the actual amount paid for the tax period in which the Closing occurs differs from the amounts used in the calculation of the proration of such amounts in accordance with the provisions of Section 4.2.13 hereof. Any discount received for an early payment shall be for the benefit of Seller.

4.2.2. Insurance Premiums. There shall be no proration of Seller’s insurance premiums, or assignment of Seller’s insurance policies with respect to the Property (except as set forth in Section 11.1 hereof), and Seller shall cancel all of its existing policies with respect to the Property as of the Closing Date.

4.2.3. Utilities and Services. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water, gas, steam and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating and administrative expenses relating to the Property and allocable to the period prior to the Closing Date (other than such items which are the obligation of and directly paid by a Tenant under its Lease) shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined. Seller shall use reasonable efforts to have all base building meters read as of the Closing Date. Purchaser (with cooperation of Seller) shall cause all utility services to be placed in Purchaser’s name as of the Closing Date. All deposits, if any, furnished by Seller to any utility company or other service provider shall be retained by or refunded to Seller by the utility company or other service provider.

4.2.4. Base Rents. Base or fixed rents due or pre-paid under Leases (“Fixed Rent”) shall be adjusted on an “if, as and when” collected basis. If, on the Closing Date, any tenant under a Lease (a “Tenant”) is in arrears in the payment of such rent, then any amounts received by Seller or Purchaser from any such Tenant after the Closing on account of such rent (net of reasonable costs of collection, including reasonable attorneys fees and disbursements) shall be applied in the following order of priority: (i) first to the payment of monies owed to Seller and Purchaser for the billing period in progress on the Closing Date, (ii) second to any current sums and arrearages owed to Purchaser (relating to billing periods after the billing period in progress as of the Closing Date), and (iii) last to Seller for the period prior to the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party. Notwithstanding anything contained herein to the contrary, (A) Seller shall have the right to pursue any tenants to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding provided that Purchaser shall consent to such an action or proceeding for a money judgment prior to the institution thereof, such consent not to be unreasonably withheld, delayed or conditioned), and (B) with respect to Tenants who are, at the time in question, in occupancy of a portion of the Property, Purchaser agrees that it shall use commercially reasonable efforts consistent with its manner of operation of the Property to collect any such delinquent rents allocable to the period of Seller’s ownership of the Property provided that in no event shall such efforts require the expenditure of any sums, the institution of any litigation or the eviction of any such tenant unless Purchaser shall agree thereto, and in which event all sums collected by Purchaser (after payment of all costs and expenses) shall be applied in full satisfaction of the subject delinquencies. Seller shall furnish to Purchaser such accurate information (based on Seller’s records) relating to the period prior to the Closing that is reasonably necessary for the billing of such Fixed Rent. Purchaser shall bill Tenants for Fixed Rent for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Subsequent to the Closing, Seller, shall have the right to review the applicable portion of Purchaser’s books and records with respect to the Property during ordinary business hours, to ascertain the status of Purchaser’s billing and collection of Fixed Rent. No action which results in the compromising of any claim against any Tenant with respect to base or fixed rents due under such Tenant’s Lease for the period prior to the Closing shall be made without Seller’s prior written approval, such approval not to be unreasonably withheld.

4.2.5. Additional Rents. (a) If any Tenants are required to pay percentage rents, escalation charges for increases in real estate taxes or operating expenses, porter’s wage increases, labor cost increases, cost-of-living increases, charges for electricity, water, cleaning or overtime services, work order charges, “sundry charges” or other charges of a similar nature (collectively, “Additional Rents”), the same shall be adjusted on an if, as and when collected basis. With respect to any estimated Additional Rents paid or payable by Tenants for any period prior to the Closing which, pursuant to the applicable Lease, are to be recalculated after the Closing based upon actual expenses and other relevant factors, (i) Seller agrees, with respect to such adjustments which are in favor of any such Tenant, to pay to Purchaser the amount of such adjustment (after which Purchaser shall pay directly to the Tenant in question), within fifteen (15) days after written demand and presentation to Seller of documentation in support of such adjustments, and (ii) Purchaser agrees, with respect to such adjustments which are in favor of landlord, to pay to Seller the amount of such adjustments which the Tenant pays to Purchaser, within fifteen (15) days after receipt thereof by Purchaser. Purchaser agrees that it shall, in accordance with Purchaser’s standard practice in the management and operation of the Property bill Tenants such Additional Rents attributable to an accounting period that shall have expired prior to the Closing in the same manner that Purchaser bills tenants for Additional Rents in respect of an accounting period that shall expire after the Closing (including without limitation, the annual “true up” at the end of each calendar year). Notwithstanding anything contained herein to the contrary, (A) Seller shall have the right to pursue any tenants who are not in occupancy of any portion of the Property to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding provided that Purchaser shall consent to such an action or proceeding prior to the institution thereof, such consent not to be unreasonably withheld, delayed or conditioned), and (B) with respect to Tenants who are, at the time in question, in occupancy of a portion of the Property, Purchaser agrees that it shall use commercially reasonable efforts consistent with its manner of operation of the Property to collect any such delinquent Additional Rent allocable to the period of Seller’s ownership of the Property provided that in no event shall such efforts require the expenditure of any sums, the institution of any litigation or eviction of any such tenant unless Purchaser shall agree thereto, and in which event all sums collected by Purchaser (after payment of all costs and expenses) shall be applied in full satisfaction of the subject delinquencies). Seller shall furnish to Purchaser such accurate information (based on Seller’s records) relating to the period prior to the Closing that is reasonably necessary for the billing of such Additional Rents. Purchaser shall bill Tenants for Additional Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller and in accordance with its standard practice. Subsequent to the Closing, Seller, shall have the right to review the applicable portion of Purchaser’s books and records with respect to the Property during ordinary business hours, to ascertain the status of Purchaser’s billing and collection of Additional Rents. No action which results in the compromising of any claim against any Tenant with respect to base or fixed rents due under such Tenant’s Lease for the period prior to the Closing shall be made without Seller’s prior written approval, not to be unreasonably withheld.

With respect to any Tenant which has paid all Additional Rents due and payable to the Closing Date, if, prior to the Closing, Seller shall have actually received and collected any installments or other amounts of Additional Rents from such Tenant attributable to Additional Rents for periods from and after the Closing Date, then, Purchaser shall receive a credit against the Balance of the Purchase Price in the amount of such installments or other amounts of Additional Rents at the Closing.

(b) Any Additional Rents collected by Purchaser or Seller after the Closing from Tenants who owe Additional Rents for periods prior to the Closing (to the extent not applied against Fixed Rents due and payable by such Tenant in accordance with Section 4.2.4 above) shall be applied to Additional Rents then due and payable in the following order of priority (i) first, in payment of Additional Rents for the accounting period in which the Closing Date occurs, with such amounts being prorated between Purchaser and Seller based upon the number of days each owned the Property during the accounting period in which the Closing occurs; (ii) second, in payment of Additional Rents for any accounting periods which commenced after the Closing occurs, but only to the extent payments of Additional Rents for such accounting period are then currently due; and (iii) third, in payment of Additional Rents for accounting periods preceding the accounting period prior to the accounting period in which the Closing occurs. Notwithstanding the foregoing, (I) if any Additional Rents are collected by Purchaser after the Closing Date which are expressly attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller its proportionate share thereof, (II) if any Additional Rents are collected by Seller after the Closing Date which are expressly attributable in whole or in part to any period prior to the Closing, then Seller may retain its proportionate share thereof, and (III) any funds collected by Purchaser for Additional Rents as the result of an end of billing period “true up” that are in favor of landlord, shall be divided between Seller and Purchaser based upon the number of days each held the landlord’s interest in the Property for such billing period. At the Closing, Purchaser shall receive a credit against the Balance of the Purchase Price for any Additional Rents or other amounts paid by Tenants pursuant to the Leases actually received and collected by Seller prior to Closing, but that correspond to Additional Rent, real estate taxes, operating expenses or other charges which are not due and payable until after the Closing.

4.2.6. Tenant Security Deposits. Attached hereto as Schedule 4.2.6 is a true, correct and complete list of Tenant security deposits (“Security Deposits”) and letters of credit delivered under the Existing Leases and the amounts that would be required to be returned to the Tenants pursuant to the terms of the Existing Leases absent events giving Seller the right under the Existing Leases to retain such deposits or draw on any such letters of credit, and, in each case, such Security Deposits and letters of credit are in Seller’s possession as of the date of this Agreement. Security Deposits held by or on behalf of Seller together with any interest accrued thereon, shall be turned over by Seller to Purchaser at the Closing by, in the case of cash Security Deposits, crediting such amount (less the amount of any interest thereon pro-rated for the period prior to the Closing which the landlord under such Lease would be entitled to retain and a 1% per annum administrative charge thereon, if applicable, as permitted by the terms of the Leases or applicable law, which charge shall be subject to proration in accordance with this Section 4.2) to Purchaser and, in the case of any letters of credit or other non-cash items, by the delivery thereof by Seller to Purchaser in accordance with Section 10.1.7 hereof. Seller represents that, as of the date hereof, it has not applied any Security Deposits or the proceeds of any letter of credit delivered against defaults with respect to any Existing Leases. After the date of this Agreement, Seller shall not be permitted to apply any Security Deposit prior to the Closing or draw on any letter of credit delivered under the Leases, except that Seller may apply such Security Deposit or draw on any such letter of credit in accordance with the applicable Lease in the event that (i) the Tenant under such Lease shall be in default thereunder, (ii) such Tenant shall have vacated and surrendered the leased premises thereunder to Seller and (iii) such Lease shall have been terminated. Security Deposits and the proceeds of any letter of credit applied after the Closing Date shall be held or applied as determined by Purchaser in its sole and absolute discretion, subject to adjustment for Fixed Rent and Additional Rent due Seller pursuant to Sections 4.2.4 and 4.2.5 hereof. At Closing, Purchaser shall deliver to Seller a receipt for any Security Deposits actually turned over or credited by Seller to Purchaser and Purchaser shall indemnify Seller with respect thereto pursuant to, and in accordance with, the Assignment and Assumption of Leases (as hereinafter defined). In the case of any Security Deposits held by Seller in the form of letters of credit, such letters of credit, to the extent permitted by the terms thereof, shall be assigned to Purchaser at the Closing and Purchaser shall indemnify Seller with respect thereto pursuant to, and in accordance with, the Assignment and Assumption of Leases. In the case of any such letters of credit which by their terms are not assignable, Seller shall deliver possession of such nonassignable letters of credit to Purchaser and shall cooperate with Purchase (i) in Purchaser’s efforts to cause the applicable Tenant(s) to replace such letters of credit with ones which are in the name of Purchaser and (ii) in the event that Purchaser shall desire to draw down on any such letter of credit prior to the date such letter of credit has been replaced by drawing on such letter of credit at the instruction of Purchaser. Purchaser shall indemnify Seller with respect to any judgments, suits, claims, demands, liabilities and obligations and related costs and expenses (including reasonable attorneys’ fees) arising out of Seller’s draw down and delivery of the proceeds of such letters of credit as directed by Purchaser. Promptly after the Closing, but in no event later than 5 days after Closing, Seller shall transfer the Seller’s interest in any certificates of deposit held by Seller as security for a tenant’s performance under any of the Leases being assigned to Purchaser and shall indemnify Purchaser, without regard to any limit or threshold as contemplated in Section 6.6, for Sellers failure to comply with this covenant.

4.2.7. Brokerage Commissions and Tenant Improvements.

(i) Seller and Purchaser shall each be responsible for the payment of those leasing commissions and referral fees (collectively, “Leasing Commissions”) relating to Existing Leases executed prior to the date hereof (the “Leasing Cut-off Date”) as set forth on Schedule 4.2.7(i) attached to this Agreement, as the same become due and payable, it being the intention that (except as otherwise provided in Schedule 4.2.7(i)), (A) Seller shall be responsible for the payment of all Leasing Commissions relating to Existing Leases other than Leasing Commissions or fees due or payable as a result of (i) the exercise of any renewal option or other option or right or failure to exercise any right under any Existing Lease which is exercised or not exercised after the Leasing Cut-off Date (including, without limitation, any such Leasing Commissions or fees which become due and payable as the result of any extension of month to month tenancies occurring subsequent to the Leasing Cut-off Date or failure by a tenant to exercise a termination option subsequent to the Leasing Cut-off Date), or (ii) any renewal, expansion or other modification of an Existing Lease entered into after the Leasing Cut-off Date or otherwise agreed to by Purchaser after the Leasing Cut-off Date and (B) Purchaser shall be responsible for the payment of (i) all Leasing Commissions due or payable as a result of the exercise of any renewal option or other option or right, or failure to exercise any right, under any Existing Lease after the Leasing Cut-off Date (including, without limitation, any such Leasing Commissions which become due and payable as the result of any extension of month to month tenancies occurring subsequent to the Leasing Cut-off Date or failure by a tenant to exercise a termination option subsequent to the Leasing Cut-off Date) and (ii) as the result of any renewal, expansion or modification of any Existing Lease entered into after the Leasing Cut-off Date or otherwise agreed to by Purchaser after the Leasing Cut-off Date. Purchaser shall reimburse Seller as an adjustment item to the extent Seller has paid any Leasing Commissions which are the responsibility of Purchaser under the preceding sentence. Seller has not entered into letter of intent or have any agreement in principle with any Tenants, or received any written notice from any Tenant, with respect to the renewal of any Existing Lease or the exercise of any option under any Existing Lease that would give rise to the payment of Leasing Commissions.

(ii) Seller and Purchaser shall each be responsible for the payment of all tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or to the tenant), tenant allowances, tenant “buy-out” or lease surrender costs, work allowances and work letters, free rent, rent allowances or rent credit (and, in the case of any such inducement not paid in cash, the dollar value thereof), legal fees and expenses, moving allowances and other out-of-pocket costs (collectively, the “Tenant Allowances”) as set forth on Schedule 4.2.7(ii) attached to this Agreement, as the same become due and payable, it being the intention that (except as otherwise provided in Schedule 4.2.7(ii)), (A) Seller shall be responsible for the payment of all Tenant Allowances which are the obligation of the landlord under the Existing Leases other than (i) Tenant Allowances to the extent they become due and payable during the term of Existing Leases and do not relate to the initial occupancy by the tenants thereunder, and (ii) as set forth in the following clause (B) with respect to renewal options, expansion options or first offer rights, under the Existing Leases and (B) Purchaser shall be responsible for the payment of all Tenant Allowances to the extent they become due and payable during the term of Existing Leases and (i) do not relate to the initial occupancy by the tenants thereunder, or (ii) relate to renewal periods or additional space under renewal options, expansion options or first offer rights, under the Existing Leases exercised on or after the Leasing Cut-off Date or otherwise agreed to by Purchaser after the Leasing Cut-off Date. Purchaser shall reimburse Seller as an adjustment item to the extent Seller has paid any Tenant Allowances prior to Closing which are the responsibility of Purchaser under the preceding sentence. Seller shall in no event be obligated to pay for any increased costs relating to change orders or additions to the tenant improvements or changes in the scope of the work or the specifications agreed to by Purchaser and issued on or after the Leasing Cut-off Date with respect to Existing Leases. Except as set forth on Schedule 4.2.7(ii) there are no other Tenant Allowances payable in connection with the Existing Leases.

4.2.8. Employees. Salaries, wages, vacation pay, bonuses and any other fringe benefits (including, without limitation, social security, unemployment compensation, employee disability insurance, sick pay, welfare and pension fund contributions, payments and deposits, if any) of all Employees (as hereinafter defined).

4.2.9. Fuel. The value of fuel stored on the Property by Seller, if any, at Seller’s most recent cost, including any taxes, on the basis of a reading made within ten (10) business days prior to the Closing by Seller’s supplier, shall be paid for by Purchaser.

4.2.10. Contracts. Charges and payments under Contracts or permitted renewals or replacements thereof.

4.2.11. Permit Fees. Fees and other amounts payable under the Licenses and Permits assigned to Purchaser or held by manager for the benefit of the Purchaser.

4.2.12. Inventory. The value of all inventory and supplies in unopened containers usable in connection with the management, maintenance or operation of the Improvements and located on the Real Property on the date of Closing, if any, at Seller’s most recent cost, including any taxes, shall be paid for by the Purchaser.

4.2.13 Revenue Support

(i) Seller shall pay to Purchaser the amounts listed on Schedule 4.2.13 attached hereto (each, a “Revenue Support Payment”) for each month during the period described in such schedule. Each Revenue Support Payment shall be paid on the first day of each calendar month after the Closing; provided, however, that with respect to the month in which the Closing occurs, Seller shall pay to Purchaser at Closing an amount equal to the product of (i) a fraction, the numerator of which is the number of days remaining in such month (inclusive of the Closing Date) and the denominator of which shall be the total number of days in such month and (ii) the Revenue Support Payment applicable for the period in which the Closing occurs. Each Revenue Support Payment shall be deemed to constitute an adjustment to the Purchase Price paid by the Purchaser hereunder.

(ii) At Closing, Boston Properties Limited Partnership (“BPLP”) shall execute a “Guaranty Agreement” in the form of Exhibit N attached hereto with respect to the prompt and unconditional payment of the Revenue Support Payments, which Guaranty Agreement shall also guaranty all other obligations and liabilities of Seller hereunder which survive the Closing, subject to the limitations set forth in Section 6.6 hereof.

4.2.14. Capital Expenditures. At Closing, Purchaser shall reimburse Seller for all amounts expended by Seller as of the Closing with respect to the items of the Capital Plan which are designated under Part II of Schedule 8.10 hereof as “Purchaser’s Responsibility”. Prior to Closing, Seller shall provide Purchaser with a statement setting forth the amounts reimbursable to Seller pursuant to this Section 4.2.14, accompanied by supporting evidence and detail with respect to such amounts reasonably satisfactory to Purchaser.

4.2.15. Method of Calculation. For purposes of calculating prorations, Purchaser shall be deemed to be the owner of the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs, and thereafter all such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. Seller and Purchaser agree to use reasonable efforts to calculate all adjustments required under this Article IV (and to make the adjustment payments resulting from such calculations) with respect to those items of income and expense which are ascertainable on the Closing Date by no later than twenty (20) days after the Closing Date. Each other item of income and expense which is subject to adjustment under this Article IV but which is not ascertainable on the Closing Date will be adjusted retroactive to the Closing Date, and the payment made on such adjustment within sixty (60) days after the date that such adjustment becomes ascertainable, i.e., the date by which each party, in its good faith business judgment, has sufficient information to make such adjustment. The parties agree that each party shall have the right following Closing, on reasonable written notice to the other, from time to time to review the books and records of such other party pertaining solely to the operations of the Property and limited to such portions of the books and records necessary to confirm the amounts of adjustments payable to Seller and/or Purchaser following the Closing, and Seller and Purchaser shall instruct any property manager to make such applicable portions of its books and records available for this purpose. Purchaser and Seller shall cooperate as necessary following the Closing in order to promptly and in good faith discharge their respective obligations under this Article IV. Notwithstanding the foregoing and subject to Section 8.6 hereof, any claim for an adjustment under Section 4.2 will be valid if made in writing with reasonable specificity within one (1) year after the Closing Date, except in the case of items of adjustment which at the expiration of such period are subject to pending litigation or administrative proceedings. Claims with respect to items of adjustment which are subject to litigation or administrative proceedings will be valid if made on or before the later to occur of (i) the date that is one (1) year after the Closing Date and (ii) the date that is one hundred eighty (180) days after a final order shall have issued in such litigation or administrative hearing. Both parties shall use good faith efforts to resolve any disputed claims promptly.

4.2.16. Survival. The provisions of this Section 4.2 shall survive the Closing.

4.3. Transfer Taxes. Seller shall pay all transfer taxes imposed upon the conveyance of the Real Property hereunder pursuant to Section 1402 of the New York State Tax Law and

Title 11 of Chapter 21 of the Administrative Code of the City of New York (the “Transfer Taxes”). Seller shall file or cause to be filed all necessary tax returns with respect to all such Transfer Taxes and, to the extent required by applicable law, Purchaser will join in the execution of any such tax returns.

4.4. Sales Taxes. Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that Purchaser shall pay any and all New York State and New York City sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder under Sections 1105, 1107, 1109 and 1110 of the New York State Tax Law and any successor provisions thereto or replacement provisions thereof. Purchaser shall file all necessary tax returns with respect to all such taxes and, to the extent required by applicable law, Seller will join in the execution of any such tax returns.

4.5. Closing Costs. Purchaser shall pay all recording fees and charges associated with the recordation of the Deed (as hereinafter defined), other than the Transfer Taxes, which are payable by Seller under Section 4.3. Seller shall pay all fees and commissions due to the Broker (as hereinafter defined) in accordance with Section 13.1. Purchaser shall pay all title insurance premiums, title examination fees and survey costs incurred by Purchaser. Seller shall pay for all costs and charges in connection with the preparation and delivery of Seller’s Title Report (as hereinafter defined). All other costs, fees, expenses and charges of any kind incident to the sale and conveyance of the Property from Seller to Purchaser, including attorneys’ fees and consultants’ fees, shall be borne by the party incurring the same.

ARTICLE V.

Title and Survey Matters

5.1. Title.

5.1.1. Updated Commitment and Survey. Purchaser shall, at its sole cost and expense, within five (5) business days from the date hereof, order a title insurance commitment for an owner’s policy of title insurance for the Real Property (the “Purchaser’s Title Commitment”) from any nationally recognized title insurance company (the “Title Company”), setting forth the status of title to the Real Property and any defects in or objections or exceptions to title to the Real Property, together with true and correct copies of all instruments giving rise to such defects, objections or exceptions. Purchaser shall instruct the Title Company to forward a copy of the Purchaser’s Title Commitment and any updates thereof to Seller’s attorney simultaneously with the issuance thereof to Purchaser. Seller has delivered to Purchaser a copy of a survey of the Real Property, dated May 27, 1997, and most recently visually certified as of December 8, 2000, as prepared by Earl B. Lovell - S.P. Belcher, Inc. (the “Survey”). Purchaser shall instruct the surveyor to forward a copy of any updated Survey and any further updates thereof to Seller’s attorney and the Title Company simultaneously with the issuance thereof to Purchaser.

5.1.2. Title Objections. If the Purchaser’s Title Commitment or any update of either the Survey or the Purchaser’s Title Commitment shall reveal or disclose any defects,

objections or exceptions in the title to the Real Property which are not Permitted Exceptions (as hereinafter defined) and to which Purchaser objects (“Title Objections”), then Purchaser (or Purchaser’s counsel) shall notify Seller (or Seller’s counsel) of such Title Objections in writing within ten (10) business days of Purchaser’s receipt thereof.

If Purchaser does not notify Seller in writing of any such Title Objections within the time period set forth in this Section 5.1.2, then Purchaser shall be deemed to have accepted the state of title to the Real Property reflected in the Purchaser’s Title Commitment, the Survey or any updates of either received by Purchaser and to have waived any claims or defects which it might otherwise have raised with respect to the matters reflected therein and the same shall be deemed to be Permitted Exceptions for all purposes of this Agreement.

5.1.3. Permitted Exceptions.

(a) Seller’s Title Report. Purchaser acknowledges receipt of a copy of (a) a commitment for an owner’s title insurance policy for the Real Property prepared by Fidelity National Title Insurance Company under its Title No. 06-7406-14813-NYM (the “Seller’s Title Report”), together with copies of all instruments giving rise to any defects, objections or exceptions noted in such commitment and (b) the Survey. At the Closing, Seller shall convey and Purchaser shall accept fee simple title to the Real Property subject only to the Permitted Exceptions.

(b) Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):

(1) any state of facts shown on the Survey and any state of facts an accurate survey would show provided such additional state of facts do not render title to the Property unmarketable or materially interfere with the use, operation or maintenance of the Property;

(2) all laws, ordinances, rules and regulations of any Governmental Authority (as hereinafter defined), as the same now exist or may be hereafter modified, supplemented or promulgated;

(3) right, lack of right or restricted right of any owner of the Property to construct and/or maintain (and the right of any Governmental Authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Property, and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of vault taxes, provided any such vault taxes or charges which are then due and payable are paid by Seller at Closing;

(4) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not due and payable and are apportioned as provided in this Agreement;

(5) all disclosed violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority, applicable to the Property whether or not noted in the records of or issued by, any Governmental Authority, and such other violations existing on the Closing Date that do not have a material adverse effect on the use, operation or maintenance of the Property;

(6) such matters as the Title Company shall be willing to omit as exceptions to coverage or affirmatively insure over at no cost or expense to Purchaser with respect to an owner’s policy issued by the Title Company on the Closing Date.

(7) minor variations between the tax lot lines and the description of the Land set forth on Exhibit A attached hereto and made a part hereof, disclosed by the Survey, provided such variations are affirmatively insured by the Title Company or otherwise deemed immaterial by Purchaser;

(8) all utility easements of record;

(9) the Surviving Bankers Trust Provisions;

(10) the exceptions set forth on Schedule 5.1.3 hereto;

(11) any defects, objections or exceptions in the title to the Real Property disclosed in Purchaser’s Title Commitment or any update thereof or any updates of the Survey with respect to which Title Objections have not been delivered within ten (10) business days of Purchaser’s receipt thereof;

(12) any defects or other matters which will be irrevocably extinguished upon the transfer of the Property; and

(13) any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive.

5.1.4. Elimination of Liens. If any Title Objections appear in the Purchaser’s Title Commitment or any updates thereof or any updates to the Survey which are not Permitted Exceptions and to which Purchaser has timely objected pursuant to Section 5.1.2 hereof, then Seller shall be obligated to cause to be released, satisfied and otherwise discharged of record all such Title Objections which are (1) a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness, (2) a mechanics’ lien, (the items described in the preceding subclauses (1) and (2), collectively, “Monetary Encumbrances”) or (3) any other lien which can be satisfied by the payment of a liquidated sum not in excess of $24,000,000, in the aggregate of all such other liens (the items described in the preceding subclause (3) being “Other Liens”) and (4) any encumbrances voluntarily recorded or otherwise placed or permitted to be placed by Seller against the Property on or following the date of Seller’s Title Report and not approved by Purchaser (“Voluntary Encumbrances”). Nothing herein shall require Seller to cure any title objection other than as expressly set forth in the immediately preceding sentence. Seller, in its discretion, may adjourn the Closing Date for up to ninety (90) days in the aggregate in order to eliminate any Title

Objections or Voluntary Encumbrances (which in either case are not Permitted Exceptions). In lieu of eliminating any Title Objections which are not Permitted Exceptions which Seller may elect, or be required, pursuant to the express terms hereof, to eliminate under this Agreement, Seller may, in its sole discretion, deposit with the Title Company such amount of money as may be determined by the Title Company as being sufficient to induce the Title Company, without the payment of any additional premium by Purchaser, to omit such Title Objections which are not Permitted Exceptions from Purchaser’s title insurance policy; provided such right of Seller shall be limited to matters which, in the aggregate involve sums of less than $5,000,000. If, as of the Closing Date, there are any Title Objections (which are not Permitted Exceptions or are not otherwise omitted from Purchaser’s title insurance policy in accordance herewith), then, subject to Seller’s right to adjourn the Closing Date for up to ninety (90) days in the aggregate in order to eliminate any Title Objections or Voluntary Encumbrances, Purchaser shall have the right (as its sole and exclusive remedy with respect to such matters) either (I) to terminate this Agreement by delivering notice thereof to Seller, in which event Purchaser shall be entitled to the return of the Deposit and Interest accrued thereon, and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement, or (II) to waive, in writing, its objection thereto and consummate the Closing, in which event (i) such Title Objections shall thereupon constitute Permitted Exceptions for all purposes of this Agreement and (ii) Seller shall be obligated, at Closing, to remove any Voluntary Encumbrances which are not Permitted Exceptions and Purchaser shall be entitled to a credit against the Balance of the Purchase Price in an amount equal to the sum of (x) the amount necessary to discharge of record all of the unsatisfied Monetary Encumbrances and (y) the lesser of (A) the amount necessary to discharge of record all of the unsatisfied Other Liens or (B) $24,000,000. Seller agrees that Seller shall not voluntarily enter into any agreement to create a lien or encumbrance on the Property after the date hereof without Purchaser’s prior written consent.

5.1.5. Payment from Balance of the Purchase Price. Any unpaid taxes, water charges, sewer rents and assessments, together with the interest and penalties thereon to a date not more than five (5) business days following the Closing Date (in each case subject to any applicable apportionment), and any Monetary Encumbrances or Other Liens, together with the cost of recording or filing any instruments necessary to discharge such Monetary Encumbrances or Other Liens, may be paid out of the proceeds of the Balance of the Purchase Price payable at the Closing. Seller hereby agrees to deliver to Purchaser, on the Closing Date, instruments in recordable form sufficient (in the reasonable opinion of the Title Company) to discharge any such Monetary Encumbrances or Other Liens. Upon request of Seller, delivered to Purchaser no later than five (5) business days prior to the Closing, Purchaser shall provide at the Closing separate certified checks, or bank checks for the foregoing payable to the order of the holder of any such Monetary Encumbrances or Other Liens, or a wire transfer of federal funds as Seller shall direct, in an aggregate amount not to exceed the Balance of the Purchase Price, as adjusted for apportionments required under this Agreement, payable at the Closing.

5.1.6. Affidavits. If the Purchaser’s Title Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller, on request, shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller.

5.2. Violations. Purchaser agrees to purchase the Property subject to any and all existing notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Property (collectively, “Violations”), or any existing condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any condition, matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property, Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Property subject to all such Violations, the existence of any conditions at the Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

ARTICLE VI.

Representations and Warranties of Seller

6.1. Seller’s Representations. Seller represents and warrants that the following matters are true and correct as of the date hereof with respect to Seller and to the Property:

6.1.1. Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Seller, be legal, valid and binding obligations of Seller, and will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any agreement or any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

6.1.2. Bankruptcy or Debt of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Seller’s knowledge, suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.1.3. Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Code, and Seller agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service or Purchaser in connection with such declaration.

6.1.4. Leases; Brokerage Agreements.

(i) Seller has delivered or made available to Purchaser true, correct and complete copies of the Existing Leases (including all amendments and supplements thereto). A true, correct and complete list of the Existing Leases (including all amendments and supplements thereto and all subleases consented to by Seller) is set forth in Exhibit B. Other than the Existing Leases, there are no other leases, licenses, franchises, concessions, tenancies or other occupancy rights granted or consented to by Seller to any party. No representation is made as to (a) possible assignments of any of the Leases not consented to by Seller or (b) any subleases or underlettings under any of the Leases not consented to by Seller.

(ii) No base rent, fixed rent or additional rent has been paid more than one (1) month in advance by any tenant under any Existing Lease, and except as set forth in Schedule 6.1.4(ii) hereof, Seller has not received any written notices by any tenant under any Existing Lease asserting a default by Seller under such Existing Lease, or a defense or off-set to rent or additional rent by any such tenant based on an allegation that Seller is in default of any of its obligations as landlord under any Existing Lease, in both cases which default remains uncured.

(iii) Seller does not warrant that any particular Lease will be in force or effect at the Closing or that the Tenants will have performed their obligations thereunder. The termination of any Lease prior to the Closing as a result of a default by the applicable Tenant thereunder and otherwise as permitted under the terms of the Lease shall not affect the obligations of Purchaser under this Agreement, or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any claim on the part of Purchaser against Seller.

(iv) The only written agreements to which Seller is a party for the payment of Leasing Commissions in connection with the Leases as of the date hereof are those listed on Schedule 6.1.4(iv) attached hereto (the “Brokerage Agreements”) and no claims for Leasing Commissions have been made by any party under any such Brokerage Agreements. Seller has delivered or made available to Purchaser true, correct and complete copies of the Brokerage Agreements (together with any amendments or supplements thereto).

(v) Attached hereto as Schedule 6.1.4(v), is a true, correct and complete list of rent arrearages with respect to Existing Leases, as of April 24, 2006. At the Closing, Seller will provide an updated list of rent arrearages dated not later than five (5) business days prior to the Closing Date.

(vi) As of the date hereof, the Existing Leases are in full force and effect and except as listed in Schedule 6.1.4(vi), no written notice of default or termination has been delivered to any Tenant which continues to be outstanding and, except as set forth on the attached Schedule 6.1.4(vi), no monetary default or, to Seller’s knowledge, other material default exists by any Tenant or by Seller under the Leases.

6.1.5. Tenant Allowances and Leasing Commissions. There are no unpaid Leasing Commissions or Tenant Allowances which are either currently due and payable or earned (but not yet due or payable) except (i) as set forth on Schedule 4.2.7(i) (as to Leasing Commissions), (ii) as set forth on Schedule 4.2.7(ii) (as to Tenant Allowances), and (iii) as to Leasing Commissions or Tenant Allowances which may become due as the result of any renewal, extension, expansion or modification of any Existing Lease which has not been exercised as of the date hereof.

6.1.6. Telecommunications Contracts. Except as listed on Exhibit B there are no telecommunications agreements in effect as of the date hereof (including all amendments, modifications and supplements thereto). All amounts payable by Seller under such agreements have been paid through the last date due and there is no material default existing and continuing thereunder by Seller, or to Seller’s knowledge, the other party thereto.

6.1.7. Contracts. Seller has delivered or made available to Purchaser true, correct and complete copies of the Existing Contracts. Schedule 1.1.7 attached hereto is a true, correct and complete list of the Contracts to which the Property is subject and which would remain in effect after the Closing Date. There are no material service or other contracts other than those listed on Schedule 1.1.7. Each of the Existing Contracts is terminable by Seller upon no greater than thirty (30) days written notice without penalty except as otherwise provided on Schedule 1.1.7. All amounts payable by Seller under such contracts have been paid through the last date due and there is no material default existing and continuing thereunder by Seller, or to Seller’s knowledge, the other party thereto.

6.1.8. Condemnation. Seller has not received any written notice of any and to, Seller’s knowledge, there are no existing, pending or contemplated condemnation, eminent domain or similar proceeding with respect to the Real Property, except as disclosed on Schedule 6.1.8 attached hereto. Seller has delivered to Purchaser true and complete copies of all material notices, filings, proceedings and other material information (other than e-mail communications) known to Seller and related to the items listed on Schedule 6.1.8 attached hereto.

6.1.9. Tax Appeal Proceedings. Except as set forth on Schedule 6.1.9 attached hereto, Seller has not filed, and has not retained anyone to file, notices of protest against, or to commence actions to review real property tax assessments against the Real Property which are currently pending. Seller has delivered to Purchaser copies of all filings, protests and other material information related to the items listed on Schedule 6.1.9 attached hereto.

6.1.10. Employees. Schedule 6.1.10 attached hereto is a correct and complete list of all employees (for purposes of this Agreement, the “Employees”) presently employed by Seller or Seller’s property manager at the Real Property.

6.1.11. Litigation. Schedule 6.1.11 attached hereto contains a correct and complete list of litigation commenced by or against Seller or Seller’s property manager in connection with the Property of which Seller or Seller’s property manager has received actual notice (exclusive of tort and other liability proceeding for which adequate insurance coverage is available, and exclusive of the proceedings, if any, set forth on Schedule 6.1.9 hereto).

6.1.12. Purchase Rights. There are no rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights or contractually required consents to transfer pertaining to the Property.

6.1.13. Fixtures. The Personal Property has been fully paid for and is owned by Seller free and clear of all liens and encumbrances.

6.1.14. Insurance Policy. Schedule 6.1.14 attached hereto contains a correct and complete list of property and casualty insurance policies and liability insurance policies (including the applicable coverage and deductible amounts) (collectively, the “Insurance Policies”) maintained by Seller with respect to the Real Property as of the date hereof.

6.1.15. Environmental Claims. Seller has not received any written notices of any violation or alleged violation of any federal or state environmental laws that are applicable to the Property or informing Seller of any governmental investigation, audit, cleanup, abatement, or containment with respect to any environmental matters affecting the Property.

6.1.16. Licenses and Permits. To Seller’s knowledge, as of the date hereof Seller and/or Manager, hold all Permits and Licenses which are required for the continued operation of the Property in accordance with its current operation, other than Permits and Licenses the failure to obtain which do not, individually or in the aggregate, have a material adverse effect on the operations of the Property. To the best of Seller’s knowledge, all such Permits and Licenses are in full force and effect, except where the failure of any of the foregoing to be valid or in full force and effect does not have a material adverse effect on the operations of the Property.

6.1.17. Notice of Violations. To Seller’s knowledge, no material violations currently exist which would have a material impact on the use or operation of the Property.

6.1.18. Operating Statements. Attached hereto as Schedule 6.1.17 are true and complete operating statements prepared in the ordinary course of business with respect to the Property for the calendar years 2003, 2004 and 2005 and draft operating statements prepared in the ordinary course of business with respect to the Property for the calendar year 2006 which are, to the best of Seller’s knowledge, correct.

6.1.19. Bankers Trust Agreement. Neither Seller nor, to Seller’s knowledge, any Tenant is in default under the terms of the Bankers Trust Agreement (as hereinafter defined), including but not limited to the Surviving Bankers Trust Provisions (as hereinafter defined).

6.1.20. Surviving Bankers Trust Provisions. Attached hereto as Exhibit M is a true and complete description of all of the Surviving Bankers Trust Provisions (including the list of “Competitors” as defined in the Bankers Trust Agreement). Other than the Surviving Bankers Trust Provisions, there are no other provisions of the Bankers Trust Agreement that are binding on any successor in interest to Seller.

6.2. Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge”, “to the current, actual knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the actual knowledge only of Andrew Levin in connection with leasing issues only, Thomas Hill in connection with the management and operation of the Property only, Robert Selsam as to all other matters only, and not any implied, imputed or constructive knowledge of Andrew Levin, Thomas Hill or Robert Selsam, or any other party, without any independent investigation having been made or any implied duty to investigate. Seller represents and warrants that the foregoing individuals are the individuals with knowledge of the subject matters noted after each such individual’s name.

6.3. Purchaser’s Agreement Regarding Seller’s Representations. Purchaser agrees that in the event that Purchaser shall obtain actual knowledge of any information that is or reasonably seems to be contradictory to, and could constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then Purchaser shall promptly deliver Seller written notice of such information specifying the representation, warranty or condition to which such information relates.

6.4. Survival. The express representations and warranties made in this Agreement by Seller shall not merge into any instrument of conveyance delivered at the Closing and all of the representations and warranties made in this Agreement by Seller shall survive the Closing for a period of twelve (12) months (the “Survival Period”); provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect. The terms and provisions of this Section 6.4 shall survive the Closing

6.5. Waiver. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to bring any action after the Closing Date based on any representation made by Seller in this Article VI to the extent that, prior to Closing, Purchaser has actual knowledge of such claimed breach of, such representation or warranty.

6.6. Limitation of Liability. Notwithstanding anything to the contrary or inconsistent in this Agreement or in any of the agreements, certificates or affidavits delivered by Seller pursuant to this Agreement, but excluding the obligations of Seller under this Section 6.6, (i) Seller shall have no liability for any losses, claims, costs or expenses suffered or incurred by Purchaser as a result of the inaccuracy of any of the representations or warranties of Seller set forth in Section 6.1 hereof and/or under any of the certificates of Seller updating such representations and warranties set forth in or delivered pursuant to this Agreement if the same in the aggregate shall have a monetary value (or be in a monetary amount claimed) of less than Five Hundred Thousand Dollars ($500,000) and (ii) the aggregate liability of Seller arising pursuant to or in connection with the inaccuracy of any of such representations and warranties of Seller and/or such certificates of Seller set forth in or delivered pursuant to this Agreement shall not exceed Twenty Four Million Dollars ($24,000,000) (the “Liability Cap”); provided that, once the claims equal or exceed Five Hundred Thousand Dollars ($500,000), Seller shall be liable for all such claims (including the first $500,000 of claims) up to the Liability Cap. The terms and provisions of this Section 6.6 shall survive Closing and/or termination of this Agreement.

6.7. “AS IS” Sale. Subject only to Seller’s covenants, representations, warranties and indemnifications in this Agreement, Purchaser shall purchase the Property in its “AS IS” condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including permitted title defects), based solely on Purchaser’s own inspection, analysis and evaluation of the Property. Purchaser acknowledges that it is not relying on any statement or representation (other than representations, warranties, covenants and indemnifications contained in this Agreement) that has been made or that in the future may be made by Seller or any of Seller’s Employees, agents, attorneys or representatives concerning the condition of the Property (whether relating to physical conditions, operation, performance, title, or legal matters).

ARTICLE VII.

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that the following matters are true and correct as of the date hereof.

7.1. Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Purchaser, be legal, valid and binding obligations of Purchaser, and will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

7.2. Bankruptcy or Debt of Purchaser. Purchaser represents and warrants to Seller that Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

7.3. No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller. Purchaser has or will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately good funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

7.4. Purchaser’s Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances, designations or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act, any applicable federal, state or local landmark designations, and any rules and regulations promulgated under or in connection with any of the foregoing, (e) the habitability, merchantability or fitness for a particular purpose of the Property, (f) the current or future real estate tax liability, assessment or valuation of the Property, (g) the availability or non-availability or withdrawal or revocation of any benefits or incentives conferred by any federal, state or municipal authorities, or (h) any other matter with respect to the Property, and specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller as to the physical condition of the Property. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller, except as otherwise expressly provided herein, has not made any independent investigation or verification of such information. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO THE SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS ON AN “AS IS, WHERE IS” CONDITION AND BASIS. Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this waiver as part of the negotiations for the transaction contemplated by this Agreement; and that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver. The terms and provisions of this Section 7.4 shall survive the Closing and/or termination of this Agreement.

7.5. Purchaser’s Agreement Regarding Seller’s Representations. Purchaser agrees that in the event that Purchaser shall obtain actual knowledge of any information that is contradictory to, and could constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then Purchaser shall promptly deliver Seller written notice of such information specifying the representation, warranty or condition to which such information relates.

7.6. OFAC; AML Laws.

7.6.1. Neither Purchaser nor any of its direct or indirect beneficial owners is now or shall be at any time prior to or at the Closing a person or entity with whom (a) a United States citizen, permanent resident alien or person within the United States, (b) an entity organized under the laws of the United States or its territories, (c) an entity wherever organized or doing business that is owned or controlled by persons specified in (a) or (b) or an entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under AML Laws or other relevant United States law, regulation and executive orders, including lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to persons or entities that have been designated by executive order or by the sanction regulations of OFAC as persons or entities with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise) or under United Nations, OEDC or other laws, regulations, executive orders or guidelines similar to AML Laws. Purchaser has taken such measures as are required of Purchaser under AML Laws to ascertain that the funds being invested by Purchaser in the Ownership Interests under this Agreement are derived from permissible sources. Neither Purchaser nor any of its direct or indirect beneficial owners is a person or entity with which a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. §5312, as amended is prohibited from transacting business of the type contemplated by this Agreement under any applicable AML Law. Neither Purchaser nor any of its direct or indirect beneficial owners has been convicted of any criminal violation of any AML Law. Purchaser and its direct and indirect beneficial owners are in compliance with the Patriot Act as applicable to Purchaser and its direct and indirect beneficial owners.

7.6.2. Any breach by Purchaser of the foregoing representations and warranties shall be deemed a default by Purchaser under Section 12.2 of this Agreement and (y) the representations and warranties contained in this Section 7.6 shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement.

7.7. Bankers Trust Agreement

(a) Purchaser acknowledges that Seller is bound by certain provisions of the Agreement dated as of August 8, 1997 by and between Bankers Trust Company, as seller, and Boston Properties Limited Partnership, as purchaser (the “Bankers Trust Agreement”) more particularly described Exhibit M hereto (the “Surviving Bankers Trust Provisions”) and has agreed that Seller’s successors and assigns shall be bound by such Surviving Bankers Trust Provisions. Purchaser acknowledges and agrees that the Surviving Bankers Trust Provisions are binding on the Purchaser and shall survive the Closing and that Purchaser shall cause any future buyer of the Property to agree to be bound by the Surviving Bankers Trust Provisions. The provisions of this Section 7.7 shall survive the Closing.

(b) Purchaser acknowledges that Seller has requested that Purchaser maintain the inscribed lettering presently on the exterior wall of that portion of the Improvements known as the “West Building” reciting the name of Sigmund Sommer as builder for so long as the West Building shall stand, provided that such inscription may be replaced with a similar inscription, in the same or similar location, which replacement may refer to Sigmund Sommer as builder and which may refer to the then owner or its affiliate, as owner.

ARTICLE VIII.

Seller’s Interim Operating Covenants

8.1. Operations. Seller agrees, at its cost and expense, to operate, manage and maintain the Improvements through the Closing Date in the same manner as it has operated, managed and maintained the Improvements through the date hereof, subject to ordinary wear and tear and further subject to Article XI of this Agreement. Seller shall have no obligation to make any capital repairs to the Improvements through the Closing Date, other than such repairs or replacements reasonably required to prevent further damage to the Property and to protect the health and safety of tenants, visitors and the public (both inside and out of the Property) and to comply with law and avoid violations. Seller will perform all obligations of landlord under the Leases and enforce the Leases against the tenants thereunder in accordance with their respective terms.

8.2. Maintain Insurance. Seller covenants to keep, at its sole cost and expense, until the earlier of the Closing or the termination of this Agreement, the Insurance Policies; provided, however, that Seller may make commercially reasonable modifications to the Insurance Policies provided that such modifications do not materially reduce the insurance coverage or increase deductibles existing as of the date hereof.

8.3. Personal Property. Seller agrees not to transfer to any third party or remove any Personal Property from the Improvements after the date hereof, except for repair or replacement thereof and except in the case of any termination of this Agreement. Any items of Personal Property repaired or replaced after the date hereof shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

8.4. Tenant Leases. Seller shall not, from and after the date hereof and until the termination of this Agreement, (i) modify, renew (except pursuant to the exercise by a Tenant of a renewal or extension option contained in such Tenant’s Lease which shall not require the prior written approval of the Purchaser), grant any consent or waive any material rights under the Leases, (ii) terminate any Lease except by reason of a default by the Tenant thereunder and then only in accordance with Seller’s past practice or as required by law, (iii) enter into a New Lease, provided, however, that Seller may (A) enter into New Leases with respect to the space covered by the terms of the Master Lease (as hereinafter defined) and (B) enter into Brokerage Agreements in connection with any such New Leases, all as set forth in, and to the extent permitted under, the Master Lease, or (iv) accept a surrender or consent to the termination or cancellation of any Lease by the Tenant thereunder, except to the extent landlord is obligated to do so in accordance with the terms of such Lease or as required by law, in each case described in clauses (i) through (iv), without the prior written approval of Purchaser, which approval shall not be unreasonably withheld or delayed, and which shall be deemed granted if Purchaser fails to respond to a written request for approval made at any time during the term of this Agreement within ten (10) business days after receipt of the request therefor together with a summary of lease terms in reasonable detail, a statement as to the brokerage commission, if any, payable in connection therewith and credit information on the proposed tenant, if the intended action is the execution of a new tenant lease. If Purchaser approves of Seller’s entering into a New Lease and such lease is thereafter fully executed, then (i) the amount of the brokerage commission specified in Seller’s notice, (ii) the cost of any tenant improvements to be performed by the landlord under the terms of the proposed lease, and (iii) the amount of any cash work allowances required to be given by the landlord to the tenant under the terms of the proposed lease incurred in connection with such New Lease shall be the responsibility of Purchaser and shall be apportioned at the Closing in accordance with the provisions of Article 4 hereof. Upon Seller’s execution and delivery of any such lease approved by Purchaser, the same shall be deemed to be a New Lease for all purposes under this Agreement.

8.5. Contracts. Seller may, between the date hereof and the Closing, extend, renew, replace or modify any Contract or enter into any new Contract if the terms thereof are on commercially reasonable and competitive market terms and the term thereof is cancelable upon no more than thirty (30) days prior written notice, without premium or penalty.

8.6. Tax Appeal Proceedings.

(a) If any Tax Proceedings in respect of the Property, relating to any tax years ending prior to the tax year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same at no cost or expense to Purchaser and without Purchaser’s consent.

(b) If any Tax Proceedings in respect of the Property, relating to the tax year in which the Closing occurs, are pending at the time of Closing, at Purchaser’s request Seller shall, if possible, cause Purchaser to be substituted for Seller in such Tax Proceedings, or if not possible, Seller shall permit Purchaser to control the conduct such Tax Proceedings, it being agreed that (i) Seller shall not be obligated to agree to the settlement of any such Tax Proceedings in which Purchaser has been substituted for Seller or which Purchaser is controlling unless Seller approves of such settlement in the exercise of its reasonable discretion and (ii) Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Seller and Purchaser shall otherwise cooperate with each other with respect to all Tax Proceedings.

(c) Any refunds or savings in the payment of taxes resulting from such Tax Proceedings applicable to the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the date of the Closing shall belong to and be the property of Purchaser; provided, however, with respect to any Tenants who were in occupancy of the Real Property during the period for which any tax refunds or savings are applicable and continued to be in occupancy of the Real Property for any period from and after the Closing Date, if any such refund creates an obligation to reimburse any such Tenants for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall be paid to Purchaser and Purchaser shall disburse the same to such Tenants in accordance with each such Tenant’s applicable Lease. Purchaser hereby covenants to make such disbursement and to indemnify and hold harmless Seller from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys’ fees and disbursements, incurred by Seller for Purchaser’s failure to comply with the terms hereof (which covenant and indemnification by Purchaser shall survive the Closing). All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to Tenants).

(d) The provisions of this Section 8.6 shall survive the Closing.

8.7. Notices from Governmental Authorities. Seller shall promptly notify Purchaser of, and shall promptly deliver to Purchaser a copy of any notice Seller may receive, on or before the Closing, from any governmental authority, concerning the Property that has not been previously disclosed to Purchaser.

8.8. Access. Seller agrees to afford Purchaser and its employees and authorized agents with access to the Property from time to time prior to the Closing, at reasonable times and upon reasonable advance notice, provided that neither Purchaser nor any of its employees or agents shall enter any portion of the Property unless accompanied by a representative of Seller and that Seller shall not be required to incur any cost or expense or commence any action to afford Purchaser with such access. Purchaser specifically agrees that neither it nor any of its employees or agents shall communicate directly with any Employees or Tenants, without Seller’s prior written consent.

8.9. Permits and Licenses. Except as required pursuant to the terms of any Permit or License or as otherwise required by any Governmental Authority (as hereinafter defined), Seller will not amend, modify or rescind any of the Permits and Licenses prior to the Closing Date. For purposes of this Agreement, the term “Governmental Authority” means the United States, the State, County and City of New York, and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing which has or is asserting jurisdiction over any of the parties hereto or over any of the Property.

8.10. Capital Improvements. Attached hereto as Part I of Schedule 8.10 is a schedule of pending capital improvements for the Property (the “Capital Plan”). Seller shall pay for the cost of those capital improvements set forth under the heading “Seller’s Responsibility” on the Capital Plan. If and to the extent the Capital Plan is implemented by Purchaser, BPLP, as property manager under the Management and Leasing Services Agreement, shall oversee the work required under the Capital Plan without fee. The provisions of this Section 8.10 shall survive the Closing. Seller represents and warrants that there are no binding contract or other commitments in respect of the Capital Plan except as set forth in Schedule 1.1.7 hereof and that Seller shall not enter into any such contracts or other commitments between the date hereof and the Closing Date.

ARTICLE IX.

Closing Conditions

9.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Seller in writing at Closing in the Seller’s sole and absolute discretion.

9.1.1. Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser contained in Article VIII of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

9.1.2. Conditions. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the Seller’s delivery of the documents and instruments required to be delivered by Seller pursuant to Section 10.1 of this Agreement.

9.1.3. No Orders. No order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; provided that if any of the foregoing shall be in effect as a direct or indirect result of Seller’s acts or omissions taken or omitted by Seller with the intention of preventing the Closing, the failure of Seller to close by reason any of the foregoing shall constitute a default by Seller hereunder, entitling Purchaser to all rights and remedies of Purchaser provided under Section 12.1 hereof.

9.1.4. Termination. Subject to Article XII, in the event Seller shall elect not to close due to the failure of any one or more of the conditions precedent to Seller’s obligation to sell set forth in this Section 9.1 which has not been waived by Seller in writing in Seller’s sole and absolute discretion, Seller shall so notify Purchaser on the day of Closing in writing specifying the unfulfilled conditions, and except as otherwise provided in Article XII, Seller shall direct the Escrow Agent to return the Deposit (together with all interest earned thereon) to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations).

9.2. Conditions to Obligations of Purchaser.

9.2.1. Representations, Warranties and Covenants of Seller. All representations and warranties of Seller contained in Article VII of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

9.2.2. Conditions. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the Seller’s delivery of the documents and instruments required to be delivered by Seller pursuant to Section 10.1 of this Agreement.

9.2.3. No Orders. No Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; provided that if any of the foregoing shall be in effect as a direct or indirect result of Purchaser’s acts or omissions taken or omitted by Purchaser with the intention of preventing the Closing, the failure of Purchaser to close by reason any of the foregoing shall constitute a default by Purchaser hereunder, entitling Seller to all rights and remedies of Seller provided under Section 12.2 hereof.

9.2.4. Termination. Subject to Article XII and further subject to Seller’s right to adjourn the Closing hereunder, in the event Purchaser shall elect not to close due to the failure of any one or more of the conditions precedent to Purchaser’s obligation to consummate this transaction set forth in this Section 9.2 which has not been waived by Purchaser in writing in Purchaser’s sole and absolute discretion, Purchaser shall so notify Seller on the day of Closing in writing specifying the unfulfilled conditions, and Seller shall have a period of ninety (90) days from the scheduled date of Closing to fulfill such conditions. If, after expiration of such ninety (90) day period Seller is unable to fulfill the conditions precedent identified in writing by Purchaser, Purchaser may terminate the Agreement on thirty (30) days written notice to Seller and upon the expiration of such thirty (30) day period, Seller shall direct the Escrow Agent to return the Deposit and the Interest to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations); provided, however, that if such condition has been fulfilled by Seller or waived by Purchaser within such thirty (30) day period, Purchaser’s election to terminate the Agreement shall be null and void.

ARTICLE X.

Closing

10.1. Seller’s Closing Obligations. Seller shall execute, acknowledge (where applicable) and deliver or cause to be delivered to Purchaser at Closing the following:

10.1.1. A bargain and sale deed with covenants against grantor’s acts (the “Deed”) substantially in the form of Exhibit C attached hereto, conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions.

10.1.2. An “Assignment and Assumption of Leases” substantially in the form of Exhibit D attached hereto, with respect to the Leases, guaranties of the Leases, Security Deposits and Brokerage Agreements.

10.1.3. An “Assignment and Assumption of Contracts, Permits and Licenses” substantially in the form of Exhibit E attached hereto.

10.1.4. A “Guaranty Agreement” substantially in the form of Exhibit N attached hereto.

10.1.5. A “Management and Leasing Services Agreement” substantially in the form of Exhibit O attached hereto.

10.1.6. A “Master Lease” substantially in the form of Exhibit P attached hereto.

10.1.7. A list of cash Security Deposits and all non-cash Security Deposits (including letters of credit) delivered to Seller as of the Closing Date pursuant to the terms of the Leases (together with a list of the amounts of any Security Deposits applied or letters of credit drawn upon and applied towards Tenant’s liabilities under the Leases), together with, subject to the provisions of Section 4.2.6 hereof, other instruments of assignment, transfer, signature guaranty or consent as may be necessary to permit Purchaser to realize upon the same, each duly executed and delivered by Seller.

10.1.8. Copies of the Contracts, the Licenses and Permits (originals will be provided if available).

10.1.9. Originals (to the extent in Seller’s possession or control, otherwise photostatic copies hereof) of all Leases in effect on such date and all other documents in the possession of Seller relating to the Tenants.

10.1.10. Written notices executed by Seller and addressed to each Tenant (i) advising each such Tenant of the sale of the Property and the transfer of the unapplied amount of its Security Deposit (if any) or any letter of credit to Purchaser in accordance with New York General Obligations Law Section 7-105, (ii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefore, and (iii) in the case of (A) Deutsche Bank Trust Company Americas, (B) National Football League, (C) Credit Suisse First Boston, and (D) Investcorp, requesting revised certificates of insurance naming Purchaser as an additional insured, substantially in the form of Exhibit F attached hereto. Purchaser agrees to deliver such notices to the Tenants, by registered or certified mail, within five (5) days after the Closing Date and hereby agrees to indemnify and hold Seller harmless from and against all loss, cost and expense incurred by Seller as a result of Purchaser’s failure to so deliver such notices to the Tenants. Purchaser’s obligations under this Section 10.1.10 shall survive the Closing.

10.1.11. Written notices executed by Seller, addressed to each party performing services pursuant to a Contract indicating that the Property has been sold to Purchaser and that all rights of Seller thereunder have been assigned to Purchaser.

10.1.12. A certificate in the form of Exhibit G attached hereto, indicating that the representations and warranties of Seller set forth in Article VI are true and correct on the Closing Date, or, if there have been changes after the date hereof to the Closing Date, describing such changes.

10.1.13. A bill of sale substantially in the form of Exhibit H attached hereto conveying, transferring and selling to Purchaser (with no value separate from the Real Property) all right, title and interest of Seller in and to the Personal Property.

10.1.14. A certificate substantially in the form of Exhibit I attached hereto certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

10.1.15. A New York City Real Property Transfer Tax Return and New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (Form TP-584) (together, the “Transfer Tax Returns”), each duly signed by Seller, together with the payment of the amount of the Transfer Taxes, if any, due in connection with the transactions contemplated hereunder, in each case by delivery to the Title Company of a certified check payable to the order of the Commissioner of Finance in the amount of the Transfer Tax due to New York City and a certified check payable to the order of the New York State Department of Taxation and Finance in the amount of the Transfer Tax due to New York State (unless Seller elects to have Purchaser make such payments with a credit against the Purchase Price, in which case such payments shall be so made by Purchaser).

10.1.16. The following items to the extent in Seller’s possession, or under Seller’s control: (i) keys for all entrance doors in the Improvements, (ii) all tenant files, operating reports, files, plans and specifications relating to the Improvements and other materials related to the operation of the Property and (iii) the originals (or copies where originals are not available) of the Contracts and the Licenses and Permits.

10.1.17. Evidence reasonably satisfactory to Purchaser and the Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so.

10.1.18. An affidavit in lieu of registration as required by Chapter 664 of the Laws of 1978 in the form of Exhibit J.

10.1.19. Affidavits and other matters as are reasonably requested by the Title Company including pursuant to Section 5.1.6 of this Agreement in connection with issuance of Purchaser’s title policy.

10.1.20. An executed copy of the Proration Statement.

10.1.21. An updated Schedule 6.1.4(v) dated no earlier than five (5) business days prior to the Closing Date.

10.1.22. Completed tenant estoppel letters (“Estoppel Certificates”) from (i) Deutsche Bank Trust Company Americas, (ii) National Football League, (iii) Credit Suisse First Boston, (iv) Investcorp and (v) other Tenants constituting no less than 75% (when added to the tenanted space of the foregoing Tenants in (i) through (iv)) of the tenanted office space in the Premises (the “Required Estoppel Certificates”), dated no earlier than the date hereof. Purchaser hereby acknowledges and agrees that it shall accept any estoppel certificate which is substantially in the form of the estoppel certificate attached to each such Tenant’s Lease, or, with respect to any Lease that does not include a form of estoppel certificate, an estoppel certificate which substantially incorporates the estoppel provisions expressly contained in any such Lease (“Tenant’s Form of Estoppel Certificate”) in lieu of the form of estoppel certificate attached hereto as Exhibit L (the “Standard Form of Estoppel Certificate”); provided, however, Seller hereby agrees that it shall deliver the Standard Form of Estoppel Certificate to each of the Tenants for signature and provided, further, that to be considered an Estoppel Certificate which satisfies the delivery requirement of this Section 10.1.22, the certificate shall conform to, and not be materially and adversely inconsistent with, Tenant’s Form of Estoppel Certificate and in all cases, shall not allege any material default. Seller agrees that it shall use reasonable efforts to obtain Estoppel Certificates (“Other Estoppel Certificates”) in the form of the Standard Form of Estoppel Certificate from all Tenants other than as described in (i) through (v) above, but shall not be required to expend any money (other than nominal sums), provide any financial accommodations or commence any litigation in connection with such Estoppel Certificates and Purchaser agrees that delivery of the Other Estoppel Certificates shall not be a condition to Closing hereunder. If for any reason Seller is unable to deliver any of the Required Estoppel Certificates on the Closing Date, Seller may, in its discretion, adjourn the Closing for a period not to exceed ninety (90) days from the scheduled Closing Date, during which period Seller shall use commercially reasonable efforts to obtain such missing Required Estoppel Certificates.

10.1.23. Seller in its sole discretion shall have the right, but not the obligation, to provide to Purchaser Seller’s own estoppel in lieu of any one of the Required Estoppel Certificates (other than for any of the Tenants listed in clauses (i) through (iv) of Section 10.1.22 above) but in no event for more than 15% of the tenanted office space in the Premises (in respect of which Boston Properties Limited Partnership shall agree to be liable) if any one such Tenant delivers an estoppel alleging a default or other irregularity, or if Seller is unable to procure a sufficient number of Required Estoppel Certificates to satisfy the provisions of Section 10.1.22 above (but in no event for more than 15% of the tenanted office space in the Premises), and to thereby satisfy the condition to Closing in respect of such Required Estoppel Certificates. Any such estoppel shall provide that Seller shall indemnify Purchaser if any of the defaults or irregularities alleged by the applicable Tenants are correct. Any such estoppel and indemnity delivered by Seller shall be deemed to be rescinded and terminated to the extent the information contained therein is subsequently confirmed by an estoppel delivered by the applicable Tenant.

10.1.24. Seller will use its commercially reasonable efforts to cause the holder of the existing mortgage to assign same to Purchaser’s mortgage lender on customary terms (provided that Purchaser thereby obtains a credit against future mortgage recording tax in the amount of all mortgage recording tax previously paid or credited in respect of the existing mortgage (“Previous Mortgage Tax”)), including submitting all notices and/or requests and entering into all documentation reasonably requested by Purchaser’s lender in connection with such assignment, in consideration of a payment to such mortgage lender equal to that required to discharge the existing mortgage in full at Closing (the “Mortgage Assignment Amount”). In connection with such assignment, Purchaser’s mortgage lender shall take an assignment of the existing mortgage and associated promissory note from the existing lender at the Closing for an amount equal to the Mortgage Assignment Amount. Purchaser acknowledges that in connection with the assignment of Seller’s existing mortgage to Purchaser’s mortgage lender, Seller is required to defease its existing mortgage loan and that Seller, in its discretion, may adjourn the Closing Date for up to thirty (30) days in the aggregate in order to effect such defeasance. At Seller’s sole cost and expense, Purchaser agrees to cooperate in all reasonable respects in connection with Seller’s defeasance, including, without limitation, providing any information and signing any documentation reasonably requested by the holder of the existing mortgage provided such documentation shall not impose any liability on Purchaser. Purchaser shall be responsible for all actual costs and expenses incurred by Seller in connection with the assignment of the existing note and mortgage to Purchaser’s lender (but shall not be liable for any portion of the costs to defease the existing mortgage loan).

10.1.25. An opinion of counsel in form and substance reasonably satisfactory to Purchaser with respect to the due authorization and enforceability of the Master Lease and the Guaranty on the part of Seller and Boston Properties Limited Partnership, it being agreed that Skadden, Arps, Slate, Meagher & Flom LLP or Goodwin & Proctor LLP shall be permitted to issue such opinion.

10.1.26. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

10.2. Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

10.2.1. The Balance of the Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds.

10.2.2. Purchaser shall duly execute, acknowledge (as appropriate) and deliver:

(i) the Assignment and Assumption of Leases;

(ii) the Assignment and Assumption of Contracts, Permits and Licenses, if applicable;

(iii) the Master Lease;

(iv) the Management and Leasing Services Agreement;

(v) receipt for delivery and acceptance of the Security Deposits;

(vi) an executed copy of the Proration Statement; and

(vii) the Transfer Tax Returns.

10.2.3. Evidence reasonably satisfactory to Seller and the Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so.

10.2.4. A certificate in the form of Exhibit K attached hereto, indicating that the representations and warranties of Purchaser set forth in Article VII are true and correct on the Closing Date, or, if there have been changes, describing such changes.

10.2.5. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

ARTICLE XI.

Risk of Loss

11.1. Casualty.

11.1.1. If all or any part of the Property is damaged by fire or other casualty occurring following the date hereof and prior to the Closing, whether or not such damage affects a material part of the Property, then:

(a) if the estimated cost of repair or restoration is less than or equal to $60,000,000 and if the estimated time to complete such repair or restoration is twelve (12) months or less, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage. In such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds and rental interruption insurance (other than amounts which relate to the period prior to the Closing Date) received under the casualty insurance policies in effect with respect to the Property on account of said physical damage or destruction as shall be necessary to perform repairs to the Improvements and/or to rebuild the Improvements to substantially the same condition as it existed prior to the occurrence of such fire or other casualty and Purchaser shall receive a credit against the cash due at Closing for the amount of the deductible on such casualty insurance policy.

(b) if the estimated cost of repair or restoration exceeds $60,000,000 or if the estimated time to complete such repair or restoration exceeds twelve (12) months, both Purchaser and Seller shall have the option, exercisable within thirty (30) days after receipt of (i) notice of the occurrence of such fire or other casualty and (ii) such factual information regarding the casualty and availability of insurance proceeds as is reasonably sufficient to enable Purchaser or Seller, as the case may be, to make an informed decision about whether or not to proceed to

Closing, time being of the essence, to terminate this Agreement by delivering notice thereof to the other party, whereupon the Deposit (together with any interest accrued thereon) shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (b) shall occur and neither Purchaser nor Seller shall have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Property on account of said physical damage or destruction as shall be necessary to perform repairs to the Improvements and/or to rebuild the Improvements to substantially the same condition as it existed prior to the occurrence of such fire or other casualty and Purchaser shall receive a credit from the cash due at Closing for the amount of the deductible on such casualty insurance policy.

11.1.2. The estimated cost to repair and/or restore and the estimated time to complete contemplated in Section 11.1.1 above shall be established by estimates obtained by Seller from independent contractors, having at least 10 years current and active experience in capital construction projects at commercial office buildings located in Manhattan, New York, subject to Purchaser’s review and reasonable approval of the same and the provisions of Section 11.1.3 below.

11.1.3. Any disputes under this Article XI as to the cost of repair or restoration or the time for completion of such repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request The Real Estate Board of New York, Inc., to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of current and active experience in capital construction projects at commercial office buildings located in Manhattan, New York. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

11.2. Condemnation.

11.2.1. If, prior to the Closing Date, any part of the Property is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Property of its intention to take, by eminent domain proceeding, any part of the Property other than as a result of the action disclosed on Schedule 6.1.7 attached hereto (a “Taking”), then:

(a) if such Taking involves two percent (2%) or less of the rentable area of the Improvements as determined by an independent architect chosen by Seller (subject to

Purchaser’s review and reasonable approval of such determination and the provisions of Section 11.2.2 below), neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser, an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

(b) if such Taking involves more than two percent (2%) of the rentable area of the Property as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 11.2.2 below), both Purchaser and Seller shall have the option, exercisable within thirty (30) days after receipt of notice of such Taking and such factual information regarding the Taking and the availability of awards or other proceeds of such Taking as is reasonably sufficient to enable Purchaser or Seller, as the case may be, to make an informed decision about whether or not to proceed to Closing, time being of the essence, to terminate this Agreement by delivering notice thereof to the other party, whereupon the Deposit (together with any interest earned thereon) shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause (b) shall occur and neither Purchaser nor Seller shall have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser, an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

11.2.2. Any disputes under this Article XI as to whether the Taking involves more than two percent (2%) of the rentable area of the Property shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fall to agree on an arbitrator within five days after a dispute arises, then either party may request The Real Estate Board of New York, Inc. to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings in Manhattan. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

11.3. General Obligations Law. The provisions of this Article XI are intended to supersede those of Section 5-1311 of the General Obligations Law of New York.

ARTICLE XII.

Default

12.1. Default by Seller. Except as set forth below, in the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit and Interest accrued thereon from the Escrow Agent in accordance with the terms and provisions of Section 3.2 hereof, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations, or (ii) enforce specific performance of this Agreement. Notwithstanding the foregoing, from and after the Closing, nothing contained herein shall limit Purchaser’s remedies at law or in equity as to the Surviving Termination Obligations.

12.2. Default by Purchaser. In the event the Closing and the transactions contemplated hereby do not occur on or before the Closing Date as provided herein by reason of any default of Purchaser (including without limitation, Purchaser’s failure to comply with the requirements of Section 9.1 hereof), Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Therefore, Purchaser and Seller hereby agree a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property is and shall be, as Seller’s sole and exclusive remedy (whether at law or in equity), a sum equal to the Deposit and Interest accrued thereon. Upon such default by Purchaser, Seller shall have the right to receive the Deposit and Interest accrued thereon from the Escrow Agent, in accordance with the terms and provisions of Section 3.2 hereof, as its sole and exclusive remedy and thereupon this Agreement shall be terminated and neither Seller nor Purchaser shall have any further rights or obligations hereunder except with respect to the Surviving Termination Obligations. The amount of the Deposit and Interest accrued thereon shall be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Property, all other claims to damages or other remedies being hereby expressly waived by Seller. Notwithstanding the foregoing, from and after the Closing, nothing contained herein shall limit Seller’s remedies at law or in equity as to the Surviving Termination Obligations.

ARTICLE XIII.

Brokers

13.1. Brokerage Indemnity.

13.1.1. Seller and Purchaser each represents and warrants to the other that it has not dealt or negotiated with any broker in connection with the sale of the Property as provided by this Agreement other than Morgan Stanley Realty Incorporated (the “Broker”).

13.1.2. Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, and its and their partners, members, trustees, advisors, officers, and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Purchaser in connection with this transaction other than the Broker.

13.1.3. Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, and its and their partners, members, trustees, advisors, officers and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted (i) by the Broker in connection with this transaction and (ii) by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Seller in connection with this transaction other than the Broker.

13.1.4. Seller shall pay the Broker in connection with the consummation of the transactions contemplated by this Agreement pursuant to a separate agreement between Seller and Broker. The provisions of this Article XIII shall survive the Closing and/or termination of this Agreement.

ARTICLE XIV.

Publication

14.1. Publication. Purchaser and Seller acknowledge that upon execution of this Agreement and at Closing, the parties shall issue a press release in form and substance reasonably agreed to by the parties hereto. In addition, Purchaser and Seller shall consult with each other prior to making any public statements with respect to this Agreement and the transactions contemplated hereby and, except as otherwise may be required by law or as otherwise set forth in this Section 14.1, Purchaser and Seller shall not make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

ARTICLE XV.

Employee Matters

15.1. Employees. BPLP (or a wholly owned subsidiary thereof) (the “Manager”) shall continue to employ the Employees set forth on Schedule 6.1.10 under their then current employment contracts or agreements, including any collective bargaining agreements in connection with the performance by Manager of its duties under the Management and Leasing Services Agreement; provided, however, that Manager shall have the right to terminate any such Employees in the ordinary course of business.

ARTICLE XVI.

Miscellaneous

16.1. Notices. Any and all notices, requests, demands or other communications hereunder shall be given in writing and by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof). Any notice required or permitted to be given hereunder shall be deemed given and effective upon receipt thereof by the recipient thereto:

To Seller:	BP 280 Park Avenue LLC
c/o Boston Properties, Inc.
111 Huntington Avenue, Suite 300
Boston, Massachusetts 02199-7610
Attn: Douglas Linde
Fax No.: (617)

With a copy to:	Boston Properties Limited Partnership
599 Lexington Avenue
New York, New York 10022
Attn: Matthew Mayer, Esq.
Fax No.: (212) 326-4050

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Fax No.: (212) 735-2000

To Purchaser:	Istithmar Building FZE
c/o Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Steve L. Wilner
Fax No.: (212) 225-3999

For Service of Process to Purchaser:

c/o Corporation Services Company
1133 Avenue of the Americas, Suite 3100
New York, New York 10036

To Escrow Agent:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Fax No.: (212) 735-2000

Purchaser’s counsel may give any notices or other communications hereunder on behalf of Purchaser and Seller’s counsel may give any notices or other communications hereunder on behalf of Seller.

16.2. Governing Law; Venue.

16.2.1. This Agreement was negotiated in the State of New York and was executed and delivered by Seller and Purchaser in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforcement and performance, this Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly within such State, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of New York as aforesaid pursuant to Section 5-1401 of the New York General Obligations Law.

16.2.2. To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each party hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

16.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4. Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the State of New York.

16.5. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

16.6. Binding Effect. This Agreement shall not become a binding obligation upon Seller or Purchaser unless and until the same has been fully executed by Purchaser and Seller and a fully executed counterpart has been delivered by Seller to Purchaser

16.7. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

16.8. Assignment. This Agreement may not be assigned by Purchaser except to an affiliated entity under common control with Purchaser or a direct or indirect wholly-owned subsidiary or subsidiaries of Purchaser and any lending institution providing financing to Purchaser for the acquisition of the Property (any such entity, a “Permitted Assignee”) and any other assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be deemed null and void and of no force or effect. A transfer of 50% of more the beneficial ownership interests of Purchaser shall constitute an assignment of this Agreement. A copy of any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Purchaser, in form reasonably satisfactory to counsel for Seller, shall be delivered to the attorneys for Seller prior to the Closing, and in any event no such assignment shall relieve Purchaser from Purchaser’s obligations under this Agreement nor result in a delay in the Closing. In the event that Purchaser assigns this Agreement to a Permitted Assignee, all representations and warranties and covenants and obligations of Purchaser hereunder shall apply with equal force to such Permitted Assignee.

16.9. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their respective agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

16.11. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless and to the extent that the invalidation of any such term or provision materially alters the intent of the parties hereto.

16.12. Survival. Except for those provisions of this Agreement which expressly provide that any obligation, representation, warranty or covenant contained therein shall survive the Closing or the termination of this Agreement (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Balance of the Purchase Price but be merged therein.

16.13. Exhibits. Each of the Exhibits and Schedules attached hereto are incorporated herein by reference.

16.14. Limitation of Liability. The obligations of Seller and Purchaser are intended to be binding only on Seller and Purchaser and each of such party’s assets (including, with respect to Purchaser, the Deposit), and shall not be personally binding upon, nor shall any resort be had to, any of the members, partners, officers, directors, shareholders, advisors, trustees, agents, or employees of Seller or Purchaser, or any of their respective affiliates or any of their respective properties.

16.15. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow, if any), the nonprevailing party in any final judgment agrees to pay the other party’s reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.15 shall survive Closing and/or any termination of this Agreement.

16.16. Real Estate Reporting Person. Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

16.17. No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

16.18. No Other Parties. This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, except the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

16.19. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20. Cooperation. Seller shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Purchaser shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Purchaser’s counsel, and otherwise assist and cooperate with Seller in effecting such exchange, provided that: (i) any costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller; (ii) Seller shall indemnify and hold harmless Purchaser from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Purchaser in effecting the exchange contemplated hereby; and (iii) such exchange shall not result in any delay in closing the transaction without Purchaser’s prior written consent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

BP 280 PARK AVENUE LLC

By:	BP 280 Park Avenue Mezzanine LLC its sole member

	By:	Boston Properties Limited Partnership, a Delaware limited partnership

		By:	Boston Properties, Inc., its general partner

			By:	/s/ Douglas T. Linde
			Name:	Douglas T. Linde
			Title:	Executive Vice President, Chief Financial Officer

PURCHASER:

ISTITHMAR BUILDING FZE

By:	/s/ Peter Jodlowski
Name:	Peter Jodlowski
Title:	Director of Istithmar Building FZE

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:	/s/ Marco P. Caffuzzi
Name:	Marco P. Caffuzzi
Title:	Partner

EXHIBIT A

LAND

PERIMETER DESCRIPTION:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of New York, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly line of 48th Street with the westerly line of Park Avenue;

RUNNING THENCE Northerly along the westerly line of Park Avenue, 200 feet 10 inches to the southerly line of 49th Street;

THENCE Westerly along the southerly line of 49th Street, 314 feet 0 inches;

THENCE Southerly parallel to the westerly line of Park Avenue, 100 feet 5 inches to the center line of the block;

THENCE Easterly along the center line of the block parallel to the southerly line of 49th Street, 30 feet 8 inches;

THENCE Southerly parallel to the westerly line of Park Avenue, 100 feet 5 inches to the northerly line of 48th Street;

THENCE Easterly along the northerly line of 48th Street, 283 feet 4 inches to the point or place of BEGINNING.

TOGETHER With the easement estate and all rights appurtenant to and benefiting the insured premises as more particularly set forth in those certain agreements recorded in Liber 4452 Page 134 and Reel 479 Page 1744.

TOGETHER with the easement estate and all rights appurtenant to and benefiting the insured premises as more particularly set forth in that certain Irrevocable License Agreement recorded in Reel 512 Page 1116.

EXCEPTING AND RESERVING THEREFROM all that portion thereof lying below the horizontal plane drawn at 53.08 feet elevation above the datum plane which take for its elevation 0 feet 0 inches mean high water mark of the East River at the foot of East 26th Street, Borough of Manhattan on June 1, 1905 and intersecting the easterly, westerly, northerly and southerly boundaries of Parcels 1, 2 and 3 only. Said Exception and Reservation expressly does not include however, any portion of the building located within the “retained space” and those

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improvements described as the “existing support facilities” and the existing utility facilities” all as defined in that certain indenture recorded in Reel 479 Page 1744 and which portion of the building and the facilities constitute a portion of the insured premises.

The Parcels comprising the perimeter description are described as Parcels 1, 2, 3 and 4 as set forth herein for information purposes only, form one contiguous parcel of land.

AS TO PARCEL 1:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of New York, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point in the southerly line of 49th Street, distant 124 feet 4 inches westerly measured along the southerly line of 49th Street from the westerly line of Park Avenue; and

RUNNING THENCE southerly parallel with the westerly line of Park Avenue 62 feet 1 inch:

THENCE easterly parallel to the southerly line of 49th Street 1 foot 8 inches;

THENCE southerly parallel to the westerly line of Park Avenue 29 feet-1/8 inches;

THENCE easterly parallel to the southerly line of 49th Street 4 feet 1/2 inch;

THENCE southerly parallel to the westerly line of Park Avenue 18 feet 3-3/4 inches;

THENCE westerly parallel to the southerly line of 49th Street 4 feet 1/2 inch;

THENCE southerly parallel to the westerly line of Park Avenue 29 feet 2-1/8 inches;

THENCE westerly parallel to the southerly line of 49th Street 1 foot 8 inches;

THENCE southerly parallel to the westerly line of Park Avenue 62 feet 1 inch to the northerly lien of 48th Street;

THENCE westerly along the northerly line of 48th Street 10 feet;

THENCE northerly parallel with the westerly line of Park Avenue 100 feet 5 inches to the center line of the block between 48th Street and 49th Street;

THENCE westerly along the center line of the block between 48th Street and 49th Street 40 feet;

THENCE northerly and again parallel with the westerly line of Park Avenue 100 feet 5 inches to the southerly line of 49th Street; and

THENCE easterly along the southerly line of 49th Street 50 feet to the point or place of BEGINNING.

Schedule 8.10 - Page 48

EXCEPTING AND RESERVING THEREFROM all that portion thereof lying below the horizontal plane drawn at 53.08 feet elevation above the datum plane which takes for its elevation 0 feet 0 inches mean high water mark of the East River at the foot of East 26th Street, Borough of Manhattan on June 1, 1905.

AS TO PARCEL 2:

BEGINNING at a point In the northerly line of 48th Street, distant 134 feet 4 inches westerly measured along the northerly line of 48th Street from the westerly line of Park Avenue; and

RUNNING THENCE northerly parallel with the westerly line of Park Avenue 100 feet 5 inches to the center line of the block between 48th Street and 49th Street;

THENCE westerly along the center line of the block and parallel with the northerly line of 48th Street 40 feet;

THENCE northerly again parallel with the westerly line of Park Avenue 100 feet 5 inches to the southerly line of 49th Street;

THENCE westerly along the southerly line of 49th Street 10 feet;

THENCE southerly and again parallel with the westerly line of Park Avenue 200 feet 10 inches to the northerly line of 48th Street; and

THENCE easterly along the northerly line of 48th Street 50 feet to the point or place of BEGINNING.

EXCEPTING AND RESERVING THEREFROM all the portion thereof lying below the horizontal plane drawn at 53.08 feet elevation above the datum plane which takes for its elevation 0 feet 0 inches mean high water mark of the East River at the foot of East 26th Street, Borough of Manhattan on June 1, 1905.

AS TO PARCEL 3:

BEGINNING at a point in the southerly line of 49th Street, distant 184 feet 3 inches westerly measured along the southerly line of 49th Street from the westerly line of Park Avenue; and

RUNNING THENCE southerly parallel with the westerly line of Park Avenue 200 feet 10 inches to the northerly line of 48th Street:

THENCE westerly along the northerly line of 48th Street 99 feet;

THENCE northerly parallel with the westerly line of Park Avenue 100 feet 5 inches to the center line of the block between 48th street and 49th Street.

Schedule 8.10 - Page 49

THENCE westerly along the center line of the block between 48th Street and 49th Street 30 feet 8 inches;

THENCE northerly and again parallel with the westerly line of Park Avenue 100 feet 5 inches to the southerly line of 49th Street; and

THENCE easterly along the southerly line of 49th Street 129 feet 8 inches to the point or place of BEGINNING.

EXCEPTING AND RESERVING THEREFROM all the portion thereof lying below the horizontal plane drawn at 53.08 feet elevation above the datum plane which takes for its elevation 0 feet 0 inches mean high water mark of the East River at the foot of East 26th Street, Borough of Manhattan on June 1, 1905.

AS TO PARCEL 4:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of New York, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly line of 48th Street with the westerly line of Park Avenue; and

RUNNlNG THENCE northerly along the westerly line of Park Avenue 200 feet 10 inches to the southerly line of 49th Street:

THENCE westerly along the southerly line of 49th Street 124 feet 4 inches: and

THENCE southerly parallel to the westerly line of Park Avenue 62 feet 1 inch;

THENCE easterly parallel to the southerly line of 49th Street 1 foot 8 inches;

THENCE southerly parallel to the westerly line of Park Avenue 29 feet 2-1/8 inches;

THENCE easterly, parallel to the southerly line of 49th Street 4 feet 1/2 inch;

THENCE southerly parallel to the westerly line of Park Avenue 18 feet 3-3/4 inches;

THENCE westerly parallel to the southerly line of 49th Street 4 feet 1/2 inch;

THENCE southerly parallel to the westerly line of Park Avenue 29 feet 2-1/8 inches;

THENCE westerly parallel to the southerly line of 49th Street 1 foot 8 inches:

THENCE southerly parallel to the westerly line of Park Avenue 62 feet 1 inch to the northerly line of 48th Street;

THENCE easterly along the northerly line of 48th Street 124 feet 4 inches to the point or place of BEGINNING.

EXCEPTING AND RESERVING THEREFROM all the portion thereof lying below the horizontal plane drawn at 53.08 feet elevation above the datum plane which takes for its elevation 0 feet 0 inches mean high water mark of the East River at the foot of East 26th Street, Borough of Manhattan on June 1, 1905.

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